EXHIBIT LIST

(8) (e) Purchase Agreement dated February 11, 1998 between Charter National Life Insurance Company, Leucadia National Corporation and Allstate Life Insurance Company
(8) (f) Form of Coinsurance Agreement between Charter National Life Insurance Company and Allstate Life Insurance Company
(8) (g) Form of Administrative Services Agreement between Charter National Life Insurance Company and Allstate Life Insurance Company
(9) (b) Written consent of Sutherland, Asbill & Brennan
(9) (c) Written consent of John R. Petrowski, General Counsel of Charter National Life Insurance Company
(10)    Written consent of Independent Accountants
(14)    Power of Attorney





                      PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (this "Agreement") is made this 11th day of February, 1998, by and among Allstate Life Insurance Company, an Illinois insurance corporation ("Buyer"), Allstate Life Insurance Company of New York, a New York insurance company ("Buyer Subsidiary"), Charter National Life Insurance Company, a Missouri insurance company ("Charter"), Intramerica Life Insurance Company, a New York insurance company ("ILIC"), and Leucadia National Corporation, a New York corporation ("Leucadia" and, together with Charter and ILIC, the "Sellers").

                           RECITALS:

     WHEREAS, Charter and ILIC are engaged in the business of underwriting, issuing and administering variable life insurance products, variable annuity products and certain other life insurance products (the "Business");

     WHEREAS, CNL, Inc., a Missouri corporation and wholly owned subsidiary of Leucadia ("CNL"), acts as principal underwriter for Charter and ILIC in connection with the Business;

     WHEREAS, Sellers wish to sell to Buyer and Buyer Subsidiary, and Buyer and Buyer Subsidiary wish to purchase from Sellers, the Business effective as of January 1, 1998 (the "Effective Time") and Leucadia wishes to sell to Buyer, and Buyer wishes to purchase from Leucadia, all of the outstanding capital stock of CNL (collectively, the "Transaction");

     WHEREAS, in connection with the Transaction, Charter desires to cede to Buyer, and Buyer desires to reinsure from Charter, all of Charter's rights, liabilities and obligations in respect of Charter's variable life insurance products, variable annuity products and certain other life insurance and annuity products identified in the Charter Coinsurance Agreement and the Charter Reinsurance Agreement (as such terms are defined below) (collectively, the "Charter Policies") effective as of the Effective Time;

     WHEREAS, in connection with the Transaction, ILIC desires to cede to Buyer Subsidiary, a wholly owned subsidiary of Buyer and Buyer Subsidiary desires to reinsure from ILIC, all of ILIC's rights, liabilities and obligations in respect of ILIC's variable annuity products identified in the ILIC Coinsurance Agreement (as such term is defined below) (the "ILIC Policies" and together with the Charter Policies, the "Policies") effective as of the Effective Time;

     WHEREAS, in connection with the Transaction, Leucadia desires to sell to Buyer, and Buyer desires to purchase from Leucadia, all of the issued and outstanding shares of common stock, no par value, of CNL (the "Common Stock"), all in accordance with the provisions of this Agreement;

     WHEREAS, in connection with the Transaction, the parties hereto desire that Buyer or Buyer Subsidiary, as appropriate, (i) pay all costs and expenses associated with the administration of the Business from the Effective Time through the Closing Date and
(ii) assume and provide all support and administrative services relating to the Business effective from and after the Closing Date;

     WHEREAS, in connection with the Transaction, (i) Charter and Buyer intend to enter into the Charter Administrative Services Agreement (as defined in Section 6.1) and (ii) ILIC and Buyer Subsidiary intend to enter into the ILIC Administrative Services Agreement (as defined in Section 6.1); and

     WHEREAS, each of Buyer, Buyer Subsidiary, Charter, ILIC, and
Leucadia desire to make certain representations, warranties and agreements in connection with the Transaction and also desire to set forth various conditions precedent thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:






                           ARTICLE I.
                        THE TRANSACTION

     SECTION 1.1 Reinsurance and Administration. On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Buyer and Charter shall execute and deliver each of the Charter Coinsurance Agreement and the Charter Reinsurance Agreement (as such terms are defined in Section 6.1), and Buyer Subsidiary and ILIC shall execute and deliver the ILIC Coinsurance Agreement (as such term is defined in Section 6.1).

     SECTION 1.2 Purchase and Sale of Common Stock. On the terms and subject to the conditions hereof, at the Closing, Leucadia will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Leucadia, all right, title and interest of Leucadia in and to the Common Stock, free and clear of all liens, claims, pledges, encumbrances and security interests ("Liens").

     SECTION 1.3 Payment of Consideration. The aggregate consideration payable by Buyer and Buyer Subsidiary in respect of the Transaction shall be $30.25 million (the "Purchase Price"). The Purchase Price shall be allocable to the Transaction as set forth in Exhibit A attached hereto. The Purchase Price shall be payable in accordance with Exhibit A-1 attached hereto which exhibit contains a schedule of payments and transfers contemplated under this Agreement, the Charter Coinsurance Agreement, Charter Reinsurance Agreement, and ILIC Coinsurance Agreement. Such schedule is intended to transfer to Buyer all of the income of the Business (excluding CNL) from and after the Effective Time to the Closing Date and to compensate Sellers fully for all expenses of the Business from and after the Effective Time to the Closing Date. If and to the extent that any items are inadvertently omitted from Exhibit A-1, such items shall be, for all purposes of this Agreement, the Charter Coinsurance Agreement, Charter Reinsurance Agreement, and ILIC Coinsurance Agreement, deemed to have been included therein. On the Closing Date, Buyer and Buyer Subsidiary shall pay, in the aggregate, that amount shown on Exhibit A-1 as "Total Cash Due Sellers at Closing" (the "Closing Payment") by wire transfer of immediately available funds to such account or accounts as Sellers shall have designated at least two days prior to the Closing Date.

     SECTION 1.4 Post-Closing Adjustment. As promptly as practicable after Closing (but in no event more than 30 days thereafter), Sellers shall recalculate each item under the "Post Effective Time Cash Flows" on Exhibit A-1 for the period beginning with the first day of the quarter in which the Closing took place through the Closing Date (the "Adjustment Period"). Once the total of such items (as provided for in Exhibit A-1) has been calculated, Sellers shall send an exhibit in the same form as Exhibit A-1 for the Adjustment Period to Buyer, Buyer shall have five business days to review Sellers' calculation.
Following such review period, Buyer and Buyer Subsidiary or Sellers (as applicable) shall pay the total amount due for the Adjustment Period to the appropriate party by wire transfer of immediately available funds to such account or accounts as Buyer and Buyer Subsidiary or Sellers (as applicable) shall have designated.

     SECTION 1.5  Closing.

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Weil, Gotshal & Manges, L.L.P., 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m., local time on the later of (a) the last day of the month in which the last remaining condition set forth in ARTICLES V and VI hereof has been satisfied or waived, or (b) such other date as Buyer and Sellers may agree upon in writing (the "Closing Date").

     (b) At the Closing, Buyer and Buyer Subsidiary shall (i) pay the Closing Payment to Sellers by wire transfer of immediately available funds to such accounts as Sellers specify to Buyer and Buyer Subsidiary; and (ii) deliver to Sellers such documents and instruments required to be delivered by Buyer and Buyer Subsidiary under the terms of this Agreement (including without limitation the documents described in Section 6.2 required to be executed and delivered by Buyer and Buyer Subsidiary (the "Buyer Documents")).

     (c) At the Closing, Sellers shall deliver to Buyer and Buyer Subsidiary such documents and instruments required to be delivered by Sellers under the terms of this Agreement (including without limitation the documents described in Section 6.1 required to be executed and delivered by Sellers (the "Seller Documents")).

                        ARTICLE II.
           REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, jointly and not severally, makes the following representations and warranties to Buyer and Buyer Subsidiary:

     SECTION 2.1 Organization and Good Standing. Sellers and CNL are corporations duly organized, validly existing and in good standing under the Laws (as defined below) of their respective jurisdictions of incorporation. Sellers and CNL have all requisite corporate power and authority to own, lease or otherwise hold their respective assets and to conduct their respective portions of the Business as presently conducted. Each Seller and CNL is duly qualified as a foreign corporation and is in good standing in each jurisdiction which its respective ownership, lease or use of assets or property or conduct of business makes such qualification necessary, except where the failure to be so qualified does not have and cannot reasonably be expected to have a Material Adverse Effect (as defined below).
As used in this Agreement, the term "Laws" shall mean all laws, statutes, and regulations of the United States of America or any state or commonwealth thereof. As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on (i) the Business, (ii) the validity or enforceability of this Agreement, or (iii) on Sellers' ability to perform their respective obligations under this Agreement.

     SECTION 2.2 Authorization of Agreement; Binding Obligation. Sellers have all requisite corporate power and authority to execute and deliver this Agreement and the Seller Documents and to perform their obligations hereunder and thereunder. The execution and delivery by Sellers of this Agreement and the Seller Documents and the performance by Sellers of their obligations hereunder and thereunder have been duly authorized by all necessary corporate and stockholder action on the part of Sellers. This Agreement has been (and the Seller Documents will be) duly executed and delivered by duly authorized officers of Sellers and, assuming the due execution and delivery of this Agreement and the Seller Documents by the other parties hereto and thereto, constitutes (and each of the Seller Documents will constitute) valid and binding obligations of Sellers enforceable against them in accordance with their respective terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.3 No Conflicts. The execution and delivery of this Agreement and the Seller Documents by Sellers do not, and the performance by Sellers of their obligations hereunder and thereunder will not, (a) conflict with the articles or certificate of incorporation or by-laws of any Seller, (b) except as otherwise previously disclosed in writing to Buyer, conflict with, result in any violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under, any contract, permit, order, judgment or decree to which any Seller is a party other than those that individually or in the aggregate with other such conflicts, violations, defaults, and rights of termination, cancellation, and acceleration, do not have and cannot reasonably be expected to have a Material Adverse Effect,
(c) subject to obtaining the approvals and making the filings described on Schedule 2.3, constitute a violation of any Law applicable to any Seller other than those that, individually or in the aggregate with other such violations, do not have and cannot reasonably be expected to have a Material Adverse Effect,
(d) require any Seller to obtain or make any consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity") or other person or entity (a "Person"), other than (i) as described on Schedule 2.3 and (ii) those which the failure to obtain, make, or give individually or in the aggregate with other such failures do not have and cannot reasonably be expected to have a Material Adverse Effect.

     SECTION 2.4 Capitalization of CNL. The authorized capital stock of CNL consists of 30,000 shares, all of which are designated Common Stock. As of the date hereof, CNL has 10,000 shares of Common Stock issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating CNL to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of CNL.

     SECTION 2.5 Title to Common Stock of CNL. Leucadia is the holder of record and owns beneficially all of the shares of Common Stock free and clear of any Liens.


     SECTION 2.6  Licenses.

          (a) Sellers and CNL own or hold all licenses, permits and authorizations required in connection with the conduct of their respective portions of the Business other than those that the failure to own or hold individually or in the aggregate with other such failures do not have and cannot reasonably be expected to have a Material Adverse Effect.

          (b) Sellers and CNL have complied with the material terms and conditions of each license, permit and authorization required in connection with the conduct of their respective portions of the Business, and all such licenses, permits and authorizations are valid, binding and in full force and effect.

          (c) Charter has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other liens, the Transferred Software (as defined in Section 4.8); and none of the Sellers is in conflict with or violation or infringement of, nor has any Seller received any notice of any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to the Transferred Software.

     SECTION 2.7 Reinsurance. Set forth on Schedule 2.7 is a list of all reinsurance agreements relating to all or any portion of the Business. Each such reinsurance agreement is in full force and effect and constitutes a legal, valid, and binding obligation of each party thereto. Neither Seller has received any notice, whether written or oral, of termination or intention to terminate from any other party to such reinsurance agreements. Neither Seller nor, to the best knowledge of Sellers, any other party to such reinsurance agreements is in violation or breach of or default under any such reinsurance agreements (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such reinsurance agreements) other than those violations, breaches, or defaults that individually or in the aggregate with other such violations, breaches, or defaults do not have and cannot reasonably be expected to have a Material Adverse Effect.

     SECTION 2.8 Litigation. There are no actions, suits, investigations, arbitrations, or similar proceedings pending, or (to the knowledge of Sellers) threatened, against any Seller or CNL or any of their respective assets or properties, at law or in equity, in, before, or by any Governmental Entity other than actions, suits, investigations, arbitrations or proceedings that individually or in the aggregate with other such actions, suits, investigations, arbitrations or proceedings do not have and cannot reasonably be expected to have a Material Adverse Effect. There is no order, writ, judgment, injunction or decree outstanding against any Seller or CNL or any of their respective assets or properties other than orders, writs, judgments, injunctions or decrees that individually or in the aggregate with other such orders, writs, judgments, injunctions or decrees do not have and cannot reasonably be expected to have a Material Adverse Effect.

     SECTION 2.9 Compliance with Laws. Sellers and CNL are not in violation (or with or without notice or lapse of time or both, would be in violation) of any Law, order, writ, judgment, injunction or decree applicable to their respective business, operations, affairs, assets or properties other than such violations which individually or in the aggregate with other such violations do not have and cannot reasonably be expected to have a Material Adverse Effect.

     SECTION 2.10 Seller Financial Statements. Sellers have previously delivered or made available to Buyer true and complete copies of the following:

          (a) the annual statements for Charter and ILIC as of and for the years ended December 31, 1995 and 1996; and

          (b) the quarterly statements for Charter and ILIC as of and for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

     Each such statement (i) was prepared in all material respects in accordance with the accounting practices required or permitted by the insurance regulatory authority in the applicable state, consistently applied throughout the specified period and in the comparable period in the immediately preceding year and
(ii) presents fairly in all material respects the financial position of Charter or ILIC (as appropriate) as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of Charter or ILIC (as appropriate) for and during the respective periods covered thereby (subject, in the case of the quarterly statements, to normal year-end adjustments).

     SECTION 2.11  CNL Financial Statements.

          (a) Sellers have previously delivered or made available to Buyer true and complete copies of the CNL's audited statements of financial condition as of December 31, 1995 and 1996, together with the related audited statements of income, changes in stockholders' equity and cash flows for the calendar years then ended. Each such statement (i) was prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the specified period and in the comparable period in the immediately preceding year and (ii) presents fairly in all material respects the financial position of CNL as of the respective dates thereof and the related results of operations and changes in cash flows of CNL for and during the respective periods covered thereby.

          (b) Sellers have previously delivered or made available to Buyer true and complete copies of CNL's unaudited FOCUS Reports - Part II(A) containing statements of assets, liabilities, and ownership equity as of March 31, 1997, June 30, 1997, and September 30, 1997, together with the related income statements for the respective quarters ended on such dates. The totals presented in the statements of assets, liabilities, ownership equity, and income contained therein (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the specified period and in the comparable period in the immediately preceding year and (ii) present fairly in all material respects the financial position of CNL as of the respective dates thereof and the related results of operations of CNL for and during the respective periods covered thereby.

     SECTION 2.12  Material Changes.  Except as disclosed in
Schedule 2.12 or as permitted or otherwise contemplated by this Agreement, since September 30, 1997:

          (a) there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss, whether or not covered by insurance), condition, circumstance, or development of any character other than those that individually or in the aggregate with other such changes, events, conditions, circumstances, and developments do not have and cannot reasonably be expected to have a Material Adverse Effect; and

          (b) Sellers and CNL have conducted their respective portions of the Business solely in the ordinary course of business and consistent with past practice.

     SECTION 2.13  Brokers' Fees and Commissions.  None of
Sellers (or any of their respective directors, officers, employees or agents) has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

     SECTION 2.14  Tax Matters.

          (a) Except as set forth on Schedule 2.14(a)(i), Sellers have filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all Tax Returns (as defined in Section 2.14(c) below) that are required to be filed by, or with respect to, any subsidiaries included with the affiliated group that includes or included CNL on or prior to the Closing Date (collectively, the "Seller Returns"); (ii) CNL has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all Tax Returns that are required to be filed by, or with respect to CNL on or prior to the Closing Date (collectively, the "CNL Returns"); (iii) the Seller Returns and CNL Returns are true, complete and accurate in all material respects; (iv) all Taxes (as defined in Section 2.14(c) below) due and payable by or with respect to CNL have been, or prior to the Closing Date will be, timely paid or adequate reserves have been or will have been established therefor; (v) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of Sellers, threatened against or with respect to CNL with respect to any Tax for which CNL could be liable; (vi) there are no requests for rulings or determinations in respect of any Tax pending between CNL and any taxing authority; (vii) CNL has not been a member of an affiliated, consolidated, combined or unitary group other than the one of which any of Sellers is the common parent; (viii) CNL is not currently under any obligation to pay any amounts as a result of being party, or having been a party, to any tax sharing agreement other than the tax sharing agreement between Sellers and CNL; (ix) to the knowledge of Sellers, there are no Liens for Taxes upon the assets of CNL; (x) CNL will not be required to include any adjustment in taxable income for any tax period ending after the Closing Date under Section 481(c) of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar provision of the Tax laws of any jurisdiction), as a result of a change in method of accounting for a taxable period ending before, or beginning before and ending after, the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of CNL; and (xi) all Taxes that CNL is required by Law to withhold or collect have been duly withheld or collected, and have been paid over to the appropriate authorities to the extent due and payable.

          (b) Except to the extent that the tax treatment of any Policy is not materially less favorable than the tax treatment of substantially similar products sold or offered by other insurance companies, the tax treatment under the Code of all Policies is and at all times has been the same to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such Policies were purported to qualify or were treated as qualifying, and Sellers have complied in all respects with all requirements of the Code with respect to the Policies, including without limitation withholding and reporting requirements. For purposes of this
Section 2.14(b), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 401, 408, 457, 818, 7702 and 7702A.

          (c) For purposes of this Agreement, (i) the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes including any schedule or attachment thereto; and (ii) the term "Taxes" means (A) any federal, foreign, state or local income, business, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, transfer gains, net worth, franchise, profits, license, withholding, payroll, employment, salaries, interest, production, excise, severance, stamp, occupation, premium, property (real or personal), environmental or windfall profit tax, custom, duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any governmental or taxing authority and (B) any liability of the relevant Person or any subsidiary of the relevant Person for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the relevant Person or any subsidiary of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

     SECTION 2.15  CNL Closing Date Equity.  On the Closing Date,
CNL will have net shareholders' equity (determined on a GAAP basis) of not less than $250,000.


                           ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to each Seller:

     SECTION 3.1 Organization and Qualification. Each of Buyer and Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each of Buyer and Buyer Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed does not have and cannot reasonably be expected to have a Buyer Material Adverse Effect (as defined below). As used in this Agreement, the term "Buyer Material Adverse Effect" shall mean a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) on Buyer's and/or Buyer Subsidiary's ability to perform its obligations under this Agreement

     SECTION 3.2 Authorization of Agreement; Binding Obligation. Each of Buyer and Buyer Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Buyer Subsidiary of this Agreement and the Buyer Documents to which it is a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Subsidiary. This Agreement has been (and the Buyer Documents to which it is a party will be) duly executed and delivered by Buyer and Buyer Subsidiary and, assuming the due execution and delivery of this Agreement and the Buyer Documents by the other parties hereto and thereto, constitutes (and each of the Buyer Documents to which it is a party will constitute) valid and binding obligations of Buyer and Buyer Subsidiary, enforceable against Buyer and Buyer Subsidiary in accordance with their terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.3 No Conflicts. The execution and delivery of this Agreement and the Buyer Documents by Buyer and Buyer Subsidiary do not, and the performance by Buyer and Buyer Subsidiary of their respective obligations hereunder and thereunder will not, (a) conflict with the articles or certificate of incorporation or by-laws of Buyer or Buyer Subsidiary, (b) conflict with, result in any violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under, any contract, permit, order, judgment or decree to which Buyer or Buyer Subsidiary is a party other than those which individually or in the aggregate with other such conflicts, violations, defaults, and rights of termination, cancellation, and acceleration do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect, (c) subject to obtaining the approvals described on Schedule 3.3, constitute a violation of any Law applicable to Buyer or Buyer Subsidiary, other than violations which individually or in the aggregate with other such violations do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect, (d) require Buyer or Buyer Subsidiary to obtain or make any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person, other than (i) as described on Schedule 3.3 and (ii) those which the failure to obtain, make, or give individually or in the aggregate with other such failures do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect.

     SECTION 3.4  Licenses.

          (a) Each of Buyer and Buyer Subsidiary owns or holds all licenses, permits and authorizations required in order to perform its obligations under this Agreement and the Buyer Documents to which it is a party other than those that the failure to own or hold individually or in the aggregate with other such failures do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect.

          (b) Each of Buyer and Buyer Subsidiary has complied with the material terms and conditions of each license, permit and authorization required in order to perform its obligations under this Agreement and the Buyer Documents to which it is a party, and all such licenses, permits and authorizations are valid, binding and in full force and effect.

     SECTION 3.5 Brokers' Fees and Commissions. Except for Global Reinsurance Intermediaries (all of the fees, expenses, and other liabilities of which will be paid by Buyer), neither Buyer nor Buyer Subsidiary nor any of their respective directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

     SECTION 3.6 Litigation. There are no actions, suits, investigations, arbitrations, or similar proceedings pending, or (to the knowledge of Buyer or Buyer Subsidiary) threatened, against Buyer or Buyer Subsidiary or any of their respective assets or properties, at law or in equity, in, before, or by any Governmental Entity other than actions, suits, investigations, arbitrations, or proceedings that individually or in the aggregate with other such actions, suits, investigations, arbitrations, and proceedings do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect. There is no order, writ, judgment, injunction or decree outstanding against Buyer or Buyer Subsidiary or any of their respective assets or properties other than orders, writs, judgments, injunctions or decrees that individually or in the aggregate with other such orders, writs, judgments, injunctions or decrees do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect.

     SECTION 3.7 Compliance with Laws. Neither Buyer nor Buyer Subsidiary is in violation (or with or without notice or lapse of time or both, would be in violation) of any Law, order, writ, judgment, injunction or decree applicable to its business, operations, affairs, assets or properties other than such violations which individually or in the aggregate with other such violations do not have and cannot reasonably be expected to have a Buyer Material Adverse Effect.

     SECTION 3.8 Certain Agreements. Buyer has received and reviewed (i) the Marketing and Solicitation Agreement dated September 30, 1988 by and among Scudder Fund Distributors, Inc. ("Scudder"), Charter, Charter National Variable Annuities Account and CNL and (ii) the Marketing and Solicitation Agreement dated October 25, 1989 by and among Scudder, ILIC, ILIC Variable Annuities Account and CNL (collectively, the "Scudder Agreements"). Buyer understands and acknowledges that the services under the Scudder Agreements are not exclusive and that each party thereunder is free to render similar services to others. In addition, Buyer understands and acknowledges that the Scudder Agreements (i) are not assignable without the consent of the parties thereto and (ii) may be terminated by Scudder, Charter, or ILIC at any time upon 90 days written notice.

          Buyer has also received and reviewed (i) the Participation Agreement dated September 3, 1993 by and between Scudder Variable Life Investment Fund (the "Fund Organization") and Charter and (ii) the Participation Agreement dated May 11, 1994 by and between the Fund Organization and ILIC (collectively, the "Participation Agreements"). Buyer understands and acknowledges that the Participation Agreements (i) are not assignable without the consent of the parties thereto and (ii) may be terminated by any of the parties thereto at any time upon 120 days written notice.


                           ARTICLE IV.
                            COVENANTS

     Each of the parties hereto covenants and agrees that it shall comply with all covenants and provisions of this ARTICLE IV applicable to it, except to the extent (i) Buyer may otherwise consent in writing, (ii) otherwise required by applicable Law, or
(iii) otherwise required or permitted by this Agreement.

     SECTION 4.1 Access to Information. Prior to the Closing, Charter and ILIC will (and Leucadia will cause CNL to) provide to the officers, employees, attorneys, accountants and other representatives of Buyer full access during normal business hours to the employees, agents, facilities and books and records of such entities reasonably related to this Agreement and the transactions contemplated hereby. Buyer will be permitted to make copies of such books and records at Buyer's sole expense as may be reasonably necessary in connection therewith.

     SECTION 4.2 Conduct of Business. Except as otherwise provided by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date:

          (a)     Charter and ILIC shall carry on their
respective portions of the Business in the usual, regular and ordinary course as presently conducted and consistent with past practice;

          (b) Charter and ILIC shall use all commercially reasonable efforts to (i) maintain in full force and effect all licenses, permits and authorizations necessary to conduct their respective portions of the Business, (ii) keep available the services of the present employees of their respective portions of the Business, and (iii) maintain the goodwill associated with their respective portions of the Business, including but not limited to preserving the relationships with policyholders, agents, suppliers and others having business dealings with Charter and ILIC;

          (c) Charter and ILIC shall refrain from taking any action to terminate the Scudder Agreements or the Fund
Distribution Agreements; and

          (d) Leucadia shall cause CNL to refrain from (i) paying any dividends or other distributions to Leucadia (provided, however, that Leucadia may cause CNL to pay one or more dividends to Leucadia at or prior to the Closing so long as CNL's shareholders' equity (determined in accordance with GAAP) on the Closing Date is not less than $250,000) or (ii) entering into any agreements of any kind outside of the ordinary usual, regular and ordinary course of business as presently conducted and consistent with past practice.

     SECTION 4.3 Consents. Each party hereto will (a) use all commercially reasonable efforts to obtain before Closing all consents, approvals, orders and authorizations of (and prepare and submit all filings and notifications to) every Governmental Entity and other Person necessary for such party to perform its obligations hereunder; and (b) cooperate with the other parties hereto in obtaining before Closing all consents, approvals, orders and authorizations of (and preparing and submitting all filings and notifications to) every Governmental Entity and other Person necessary for such other parties to perform their obligations hereunder.

     SECTION 4.4 Public Announcements and Employee Communications. At all times prior to the Closing Date, Buyer and Sellers will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or any written or oral communication with employees with respect to the Transaction, and shall not issue any such press release or employee communication prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that, if possible, Buyer and Sellers will give prior notice to the other party as promptly as practicable under the circumstances of the content and timing of any such press release or employee communication required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     SECTION 4.5 Disclosure Supplements. From time to time prior to the Closing, each of the parties hereto will supplement or amend the schedules delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such schedule or which is necessary to correct any information in such schedule which has been rendered inaccurate thereby. If the Closing occurs, Buyer waives any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

     SECTION 4.6  Financial Statements.

          (a) As promptly as practicable until the Closing Date, Sellers shall deliver to Buyer true and complete copies of
(i) the annual statement filed by Charter and ILIC with their respective states of domicile for the year ended December 31, 1997; and (ii) each quarterly statement filed by Charter and ILIC with their respective states of domicile for calendar quarters ended after December 31, 1997. Each such statement will be prepared in all material respects in accordance with the accounting practices required or permitted by the insurance regulatory authority in the applicable state, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

          (b) As promptly as practicable until the Closing Date, Sellers shall deliver to Buyer true and complete copies of CNL's audited statement of financial condition as of December 31, 1997, together with the related audited statements of income, changes in stockholders' equity and cash flows for the calendar year then ended. Such statement will be prepared in all material respects in accordance with GAAP consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

          (c) As promptly as practicable until the Closing Date, Sellers shall deliver to Buyer true and complete copies of CNL's unaudited FOCUS Reports - Part II(A) containing statements of assets, liabilities, and ownership equity as of the last day of each calendar quarter after December 31, 1997, together with the related income statements for the respective quarters ended on such dates.

     SECTION 4.7  Administration.

          (a) Administration of the Business. From and after the Closing Date, Buyer and Buyer Subsidiary shall administer the Business pursuant to and in accordance with the terms of the Charter Administrative Services Agreement and the ILIC Administrative Services Agreement, respectively. At the Closing, in accordance with Section 1.3 above, Buyer and Buyer Subsidiary shall pay Sellers an amount of cash equal to the sum of all expenses incurred by Sellers for costs relating to Sellers' operations conducted at the Facility and for all amounts paid to third parties in administering the Business, in each case from the Effective Time through the end of the last quarter preceding the Closing Date (collectively, "Administrative Expenses"). The term "Administrative Expenses" shall include without limitation the following expense categories: employee benefits, payroll, taxes, rent, supplies and other overhead expenses.

          (b) Employee Matters. (i) Effective as of the Closing, (x) Buyer shall offer employment to the employees of Sellers identified on Schedule 4.7 (the "Employees") at annual salaries not less than those identified on such schedule and (y) Buyer shall grant or make available (as appropriate) to such Employees all employee benefits granted or made available to other employees of Buyer employed in comparable positions at comparable locations; (ii) on or before February 18, 1998, Buyer will give each of the Employees individual letters detailing (x) the severance program for such Employee, which for the two Employees identified on Schedule 4.7 with an asterisk (the "Identified Employees") will at least equal 26 weeks of severance, and which for each of the other Employees shall not exceed two weeks of severance for each year of service as an employee of Charter or Buyer, and (y) the terms of a retention bonus for each such Employee which shall be mutually acceptable to Buyer and Sellers; (iii) Sellers shall be responsible for all items listed on the May 5, 1997 letter to each of the Identified Employees (previously provided to Buyer), other than the severance provisions outlined in the first bullet point of each such letter for which Buyer's severance program shall be substituted; and (iv) in no event shall Buyer be liable or responsible for accrued liabilities under any of Seller's employee benefit plans. Nothing in this Agreement shall be construed as limiting in any way the rights of Buyer as the employer of the Employees on and after the Closing Date, including, but not limited to the right to change salary or wages or to modify benefits or other terms and conditions of employment of Employees to the extent that any such changes are done in accordance with Buyer's normal practices and to the further extent that any modification to benefits or other terms and conditions of employment of any Employee apply generally to employees of Buyer.

          (c) Facility Matters. At Closing, Buyer shall assume from Charter, and Charter shall assign to Buyer, all of Charter's rights and obligations under that certain lease agreement, dated April 1, 1994, between Kupper Parker Properties, Inc. and Charter (as amended through the Closing Date) relating to Charter's offices at 8301 Maryland Avenue, Clayton, Missouri 63105 (the "Facility").

          (d) Sale of Facility Assets. At the Closing, Buyer shall purchase from Charter all of the furniture, fixtures, and other assets located at the Facility and described on Schedule 4.7(d) (the "Facility Assets") at the net book value thereof (determined in accordance with GAAP) as of December 31, 1997 (the "Assets Payment"), the consideration for which will be paid pursuant to Section 1.3.

          (e) Transition Services. To the extent that Sellers' Employees are reasonably able to perform such services, Sellers shall provide to Buyer reasonable and normal services relating to the effectuation of an orderly transition of the operation and administration of the Business to Buyer (the "Transition Services"). To the extent that Sellers' employees are not reasonably able to perform Transition Services requested by Buyer, Sellers shall promptly offer to arrange for the provision of such Transition Services by one or more third parties (a "Third Party Provider"). Such offer shall be made by means of a written notice to Buyer indicating the estimated fees and expenses of such Third Party Provider to perform such services. Should Buyer respond in writing to Sellers that Buyer desires the Third Party Provider to provide such services, Sellers shall arrange for the provision of such services by the Third Party Provider and Buyer shall be solely responsible for all fees, expenses, and other costs of such Third Party Provider. In addition, prior to the Closing Date, Sellers shall provide to Buyer copies of all policy forms, and all other related forms, including drafts and check stock, used by Sellers in its administration of the Reinsured Policies.

          Buyer agrees to provide reasonable expense reimbursement to Sellers in the event that Sellers are requested by Buyer to provide services beyond the reasonable and normal Transition Services described in Section 2(e) above, such reimbursement to be negotiated by the parties in advance which shall be reasonable and customary under industry standards. In addition, Buyer shall reimburse Sellers for any amounts paid by Sellers to Third Party Providers in connection with Section 2(e) above.

          If and to the extent that Buyer requests that Sellers perform Transition Services, on or before the 15th day of each month, Sellers shall provide Buyer with a reasonably detailed invoice setting forth amounts due from Buyer with respect to Transition Services provided hereunder during the immediately preceding month. Within ten business days after receipt by Buyer of each such invoice, Buyer shall pay to Sellers in cash the amounts reflected on such invoice to the extent that such amounts have not already been paid to Sellers.

     SECTION 4.8 Transfer of Software Licenses. At Closing, Charter shall assign and transfer to Buyer, and Buyer shall assume from Charter, all of Charter's right, title, and interest in and to the software licenses described on Schedule 4.8 hereto (the "Transferred Software").

     SECTION 4.9 Termination and Recapture of Reinsurance. From and after the Closing Date, Sellers shall use all commercially reasonable efforts to terminate all reinsurance agreements relating to the Business and recapture all policy liabilities thereunder (other than the Charter Coinsurance Agreement, Charter Reinsurance Agreement, and ILIC Coinsurance Agreement). Notwithstanding the foregoing, Sellers shall not be obligated to terminate any reinsurance agreement if the costs and expenses associated with such termination, together with the costs and expenses associated with all other such terminations, is reasonably estimated to exceed 10% of the reinsurance reserve credits under such reinsurance agreements. Buyer shall reimburse Sellers for any costs and expenses incurred by Sellers in connection with such terminations, but in no event shall such costs and expenses exceed 10% of the reinsurance reserve credits under such reinsurance agreements. Upon termination of each such reinsurance agreement, Buyer shall reinsure (pursuant to and in accordance with the Charter Coinsurance Agreement and the Charter Reinsurance Agreement) all obligations under the portions of the Business that were covered by such agreement. To the extent that Sellers are unable to terminate any such reinsurance agreement on or before the first anniversary of the Closing Date, Sellers shall use all commercially reasonable efforts to assign all of Sellers' rights and obligations under such reinsurance agreement to Buyer. To the extent that any termination or recapture amounts are paid to Sellers as a result of any termination or recapture effected pursuant to this Section 4.9, Sellers shall promptly pay such amounts to Buyer.

     SECTION 4.10 New Policies. Pursuant to and in accordance with the Charter Coinsurance Agreement, Charter will, at Buyer's request, continue to underwrite and issue new annuity contracts at and after the Closing Date to residents of certain states until the earlier to occur of (i) 90 days after receipt by Charter of a written notice from Buyer requesting that Charter cease underwriting and issuing such contracts or (ii) the third anniversary of the Closing Date. Pursuant to and in accordance with the ILIC Coinsurance Agreement, ILIC will, at Buyer Subsidiary's request, continue to underwrite and issue new annuity contracts at and after the Closing Date to residents of the State of New York until the earlier to occur of (i) 90 days after receipt by ILIC of a written notice from Buyer Subsidiary requesting that ILIC cease underwriting and issuing such contracts or (ii) the third anniversary of the Closing Date.

     SECTION 4.11 Scudder and Participation Agreements. The parties agree that: (i) neither the Scudder Agreements nor the Participation Agreements will be assigned to Buyer or Buyer Subsidiary and (ii) under the Administrative Services Agreements, Buyer and Buyer Subsidiary shall administer, perform and enforce the Scudder Agreements and the Participation Agreements, insofar as they relate to the Business, on behalf of Sellers, and will bear the cost of such administration, performance and enforcement. Buyer shall have the right to cause Sellers to effect the termination of any Scudder Agreement and/or Participation Agreement and/or to enter into new marketing and/or participation agreements relating to the Business or underlying funding media for the Separate Accounts. Any such termination shall be on terms and conditions acceptable to Buyer at no cost to Sellers. Without the prior written consent of Buyer, Sellers shall not agree to any amendment or termination of any of the Scudder Agreements or Participation Agreements or any other agreements or arrangements with Scudder or the Fund Organization.

     SECTION 4.12 Principal Underwriter Agreements. Immediately after Closing, Buyer shall cause CNL to enter into, and Sellers shall enter into, any agreements (the "New CNL Underwriter Agreements") between CNL and Sellers that are required for CNL to perform, commencing on the Closing Date, the functions of a principal underwriter (as such term is defined in the Investment Company Act of 1940, as amended, together with related rules, regulations, interpretations, and releases thereunder) of the Policies and any New Policies sold pursuant to the Charter Coinsurance Agreement and the ILIC Coinsurance Agreement. Any such agreements shall contain terms substantially similar to those contained in the Principal Underwriter Agreements to which CNL is currently a party with Charter and ILIC.

     SECTION 4.13 Disclosure. Buyer and Sellers shall (i) draft disclosure materials describing the transactions contemplated by this Agreement to be distributed to policyholders and contractholders of Charter and ILIC in accordance with applicable Law and (ii) ensure that such materials are finalized by the Closing Date. As promptly as practicable after the Closing Date (but in no event more than 10 Business Days thereafter), Buyer and Buyer Subsidiary shall distribute such materials by first class U.S. mail to all holders of insurance policies and annuity contracts constituting part of the Business. In addition to the foregoing, Buyer, Buyer Subsidiary and Sellers shall draft post effective amendments to the registration statements as may be necessary for the Policies describing the transactions contemplated by this Agreement. Such post effective amendments shall include as exhibits material documents relating to the Transaction, including the Charter Coinsurance Agreement, the Charter Reinsurance Agreement, the Charter Administrative Services Agreement, the ILIC Coinsurance Agreement, and the ILIC Administrative Services Agreement.

     SECTION 4.14 Post-Closing Form BD. As promptly as practicable following the Closing Date (but in any event within the time prescribed therefor by applicable requirements of the National Association of Securities Dealers ("NASD")), Buyer shall cause CNL to file an amended FORM BD for CNL with the NASD reflecting the change in ownership of CNL resulting from the consummation of the transactions contemplated by this Agreement.

     SECTION 4.15 Cooperation; Contest. From and after the Closing Date, each of Sellers and Buyer agrees to provide or cause its affiliates to provide at no cost and within a reasonable time any information reasonably necessary for the preparation of any Tax Returns or for addressing any audit issues. Each of Sellers, on the one hand, and Buyer, on the other hand, shall promptly notify the other (the "Other Party") in the event it becomes aware of any claim, audit, examination or proceeding relating to any Tax for which the Other Party would be responsible under the terms of this contract. The Other Party shall control every aspect of any such claim, examination or proceeding, including the contest, disposition and settlement thereof.

     SECTION 4.16 Other Tax Matters. Without limiting the generality of Section 10.4 below, Buyer shall promptly notify Sellers of any claim, audit, examination, or proceeding of which it becomes aware relating to the matters described in Section
2.14 above. Responses to any such claim, audit, examination, or proceeding shall be subject to the prior review and approval of Sellers. Sellers shall file (or prior to the Closing Date cause CNL to file) (i) all federal tax returns for CNL for the period commencing on the Effective Time and ending on the Closing Date and (ii) all other tax returns for CNL that are required to be filed prior to the Closing Date. From and after the Closing Date, Buyer shall file (or cause CNL to file) all other tax returns for CNL that are required to be filed on and after the Closing Date. Sellers and Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by Sellers or Buyer in connection with the preparation or filing of any Tax Return and any audit, claim, examination, or proceeding in respect of Taxes.

     SECTION 4.17 Transfer of Administration. From and after the date hereof, Buyer and Sellers shall use all commercially reasonable efforts to (i) set up in the Facility information systems of Buyer to be used in providing administrative services under the Charter Administrative Services Agreement and the ILIC Administrative Services Agreement and (ii) transfer all data necessary to administer the Business to such information systems.

     SECTION 4.18 Interim Administrative Platform. If the Closing does not occur on or before the date of termination of Charter's temporary license (the "Continuum License") with CSC Continuum, Inc., as such may, at Buyer's sole expense, be (i) extended beyond June 30, 1998, (ii) modified or (iii) replaced with a permanent license or another temporary license, in each case upon consultation with Buyer (the "Expiration Date"), from and after the Expiration Date until the Closing Date, Buyer shall provide, to the extent permitted under Buyer's licenses (at Buyer's sole cost and expense), all software and information systems which, together with the Transferred Software, will enable Sellers to continue to administer the Business during such period in compliance with applicable Law and Sellers' administrative practices in effect as of the date hereof (collectively, the "Interim Administrative Platform"). Buyer shall make such software and information systems available to Sellers at the Facility. In the event that this Agreement is terminated for any reason, Buyer shall (i) continue to provide the Interim Administrative Platform to Sellers for a period of one year following the termination of this Agreement, (ii) assist and cooperate with Sellers to effectuate a prompt and orderly transfer to Sellers or its designee(s) of all data and other materials transferred to the Interim Administrative Platform pursuant to this Section and Section 4.17, and (iii) otherwise assist and cooperate with Sellers in transitioning the administration of the Business from the Interim Administrative Platform to a platform of Sellers' choice. In the event that this Agreement is terminated for any reason, Sellers shall (i) pay Buyer an aggregate fee of $10,000 per month for each month from the Expiration Date through the first anniversary of the termination of this Agreement and (ii) reimburse Buyer for any reasonable out-of-pocket costs and expenses incurred by Buyer in connection with such transition.

          If Buyer is unable to provide the Interim
Administrative Platform under Buyer's software licenses then in effect, from and after the Expiration Date to the Closing Date (or, if this Agreement shall be terminated, from and after the Expiration Date to the first anniversary of the date of termination of this Agreement), Buyer shall pay all costs of obtaining licenses necessary to permit Sellers to continue to administer the Business in compliance with applicable Law and Sellers' administrative practices in effect on the date hereof.

     SECTION 4.19 Books and Records. On the Closing Date, Sellers will deliver to Buyer all books and records of CNL. If (at any time after the Closing) any of Sellers discovers in its possession or under its control any other books and records of CNL, such Seller will promptly deliver such books and records to Buyer.

     SECTION 4.20 CNL True-Up. Within 30 days after the Closing Date, either (i) Buyer shall pay Leucadia an amount of cash equal to the excess of the net shareholders' equity (determined on a GAAP basis) of CNL as of the Closing Date over $250,000 or (ii) Leucadia shall pay Buyer an amount of cash equal to the deficiency of the net shareholders' equity (determined on a GAAP basis) of CNL as of the Closing Date under $250,000.


                           ARTICLE V.
                      CONDITIONS TO CLOSING

     SECTION 5.1 Conditions Precedent to Obligations of Buyer and Buyer Subsidiary. The obligations of Buyer and Buyer Subsidiary under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived in whole or in part at the option of
Buyer:

          (a)     Representations, Warranties and Covenants.

               (i) All representations and warranties of Sellers contained in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are qualified as to materiality shall be true and correct and all representations and warranties of Sellers made in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are not so qualified shall be true and complete in all material respects, in each case as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and complete as of such earlier time).

               (ii) All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all materials respects.

               (iii)  Buyer and Buyer Subsidiary shall have
received a certificate, dated as of the Closing Date, executed by Sellers, certifying that the conditions specified in Sections
5.1(a)(i) and (ii) have been satisfied.

          (b) Closing Documents. Sellers shall have executed and delivered the Seller Documents.

          (c) No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental or regulatory authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

          (d) Consents. The consents, approvals, orders, authorizations, filings, and notifications described on Schedules
2.3 and 3.3 shall have been obtained or made.

          (e)     Scudder Agreements.  Buyer and Scudder and
Buyer Subsidiary and Scudder shall have entered into marketing and solicitation agreements in form and substance reasonably satisfactory to Buyer.

          (f) Termination of Tax Allocation Agreement. Any tax allocation or tax sharing agreement that may have been entered into by CNL,Inc. shall be terminated as of the Closing
Date.


     SECTION 5.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Sellers:

          (a)     Representations, Warranties and Covenants.

               (i) All representations and warranties of Buyer contained in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are qualified as to materiality shall be true and correct and all representations and warranties of Buyer made in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are not so qualified shall be true and complete in all material respects, in each case as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and complete as of such earlier time).

               (ii) All of the terms, covenants and conditions to be complied with and performed by Buyer and Buyer Subsidiary on or prior to the Closing Date shall have been complied with or performed in all material respects.

               (iii) Sellers shall have received a certificate, dated as of the Closing Date, executed by Buyer, certifying that the conditions specified in Sections 5.2(a)(i) and (ii) have been satisfied.

          (b)     Closing Documents.  Each of Buyer and Buyer
Subsidiary shall have executed and delivered the Buyer Documents to which it is a party.

          (c) No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or governmental or regulatory authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

          (d) Consents. The consents, approvals, orders, authorizations, filings, and notifications described on Schedules
2.3 and 3.3 shall have been obtained or made.


                         ARTICLE VI
             DOCUMENTS TO BE DELIVERED AT THE CLOSING


     SECTION 6.1  Documents to be Delivered by Sellers.  At the
Closing, Sellers shall deliver to Buyer and Buyer Subsidiary, as applicable, the following:

          (a) Officer's Certificate. The certificate, dated the Closing Date, duly executed by Sellers as required by Section
5.1(a)(iii).

          (b)     Stock Certificates.  A certificate or
certificates representing all the shares of Common Stock in appropriate form for transfer to Buyer or accompanied by stock powers duly executed in blank.

          (c) Charter Coinsurance Agreement. A coinsurance agreement, in the form attached hereto as Exhibit B (the "Charter
Coinsurance Agreement"), duly executed by Charter.

          (d) Charter Reinsurance Agreement. A reinsurance agreement, in the form attached hereto as Exhibit C (the "Charter
Reinsurance Agreement"), duly executed by Charter.

          (e) Charter Administrative Services Agreement. An administrative services agreement, in the form attached hereto as Exhibit D (the "Charter Administrative Services Agreement"), duly executed by Charter.

          (f) ILIC Coinsurance Agreement. A coinsurance agreement, in the form attached hereto as Exhibit E (the "ILIC
Coinsurance Agreement"), duly executed by ILIC.

          (g) ILIC Administrative Services Agreement. An administrative services agreement, in the form attached hereto as Exhibit F (the "ILIC Administrative Services Agreement"), duly executed by ILIC.

          (h) Evidence of Approvals. Evidence of receipt of the consents and approvals described on Schedule 2.3 and Section
4.3.

          (i)     Bill of Sale.  A bill of sale in a form
mutually acceptable to the parties hereto effecting the sale of the Facility Assets to Buyer in exchange for the Assets Payment pursuant to Section 4.7(d), duly executed by Charter.

     SECTION 6.2  Documents to be Delivered by Buyer.  At the
Closing, Buyer and Buyer Subsidiary, as applicable, will deliver to Sellers the following:

          (a) Closing Payment. Evidence of a wire transfer in the amount of the Closing Payment in accordance with Section
1.3.


          (b) Officer's Certificate. The certificate, dated the Closing Date, duly by Buyer as required by Section
5.2(a)(iii).

          (c)     Other Buyer Documents.  The Charter Coinsurance
Agreement, the Charter Reinsurance Agreement, and the Charter
Administrative Services Agreement, each duly executed by Buyer.

          (d)     Other Buyer Subsidiary Documents.  The ILIC
Coinsurance Agreement and the ILIC Administrative Services
Agreement, each duly executed by Buyer Subsidiary.

          (e) Evidence of Approvals. Evidence of receipt of the consents and approvals described on Schedule 3.3 and Section
4.3.


                           ARTICLE VII.
                   TERMINATION AND ABANDONMENT

     SECTION 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a)     by mutual consent of Sellers and Buyer; or

          (b)     by any Seller or Buyer:

               (i)  if a court of competent jurisdiction or
Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

               (ii) if the Closing shall not have occurred on or before September 30, 1998; provided, however, that (A) Sellers shall have the right, in their sole discretion, to extend the time period in this Section 7.1(b)(ii) for an additional 60 days and (B) the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     SECTION 7.2 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 7.1, written notice thereof shall be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) No party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provision of this
Section 7.2 and Sections 4.18, 11.4, 11.11 and 11.13 shall remain in full force and effect, and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                         ARTICLE VIII.
                        NON-COMPETITION

     SECTION 8.1 Non-Competition. In consideration of the benefits of this Agreement to Leucadia and in order to induce Buyer and Buyer Subsidiary to enter into this Agreement, Leucadia hereby covenants and agrees that for a period of (a) three years following the Closing Date neither Leucadia nor any of its affiliates under actual control of Leucadia shall commence selling any variable annuity contracts or variable life insurance policies in the United States and (b) ten years following the Closing Date, neither Leucadia nor any of its affiliates under actual control of Leucadia will enter into any form of a marketing and solicitation agreement with Scudder Kemper Investments, Inc., Scudder Fund Distributors, Inc., Scudder Variable Life Investment Fund, or any successor thereto for the sale of variable annuity products and variable life insurance products. Notwithstanding the foregoing, Leucadia retains the right to acquire insurance companies that are not engaged primarily in the business of offering variable annuity contracts or variable life insurance policies. Leucadia specifically agrees that this covenant is an integral part of the inducement of Buyer to enter into this Agreement and that Buyer (or its successor assigns) shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with a breach by Leucadia or any of its affiliates of any provision of this Section 8.1 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Buyer in this Section
8.1 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by status or otherwise) shall be cumulative and concurrent. Each of Leucadia and Buyer agrees that in the event that either the length of time or area set forth herein is deemed too restrictive by any governmental entity of competent jurisdiction, the covenants and agreements in this Section 8.1 shall be enforceable for such time and within such geographical area as such governmental entity may deem reasonable under the circumstances.


                         ARTICLE IX.
                    SURVIVAL OF PROVISIONS

     SECTION 9.1 Survival. The representations and warranties required to be made by the Sellers and Buyer in this Agreement or in any certificate delivered pursuant hereto will survive until the second anniversary of the Closing Date, except that (i) the representations and warranties of Sellers set forth in Sections 2.4, 2.5, 2.13, and 2.14 hereof will survive until 30 days after the expiration of all statutes of limitation applicable to each such Section and (ii) the representations and warranties of Buyer set forth in Section 3.5 hereof will survive until 30 days after the expiration of all statutes of limitation applicable to such Section. Notwithstanding the foregoing, any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section to the extent that notice of a breach thereof giving rise to a right of indemnification shall have been given by a party hereto prior to the expiration of the relevant survival period in accordance with Article X below.


                         ARTICLE X.
                      INDEMNIFICATION

     SECTION 10.1 Indemnification by Sellers. Subject to the provisions of Sections 9.1, 10.3, and 10.4 hereof, the Sellers shall indemnify and hold harmless Buyer and Buyer Subsidiary for
(a) any and all monetary damages, charges, losses, deficiencies, liabilities, obligations, costs, fees, and expenses (including, without limitation, reasonable fees and disbursements of counsel incident to the enforcement of rights under Section 10.1 or 10.2 hereof) (collectively, "Damages") resulting from or relating to any breach by the Sellers of any representation, warranty, covenant, or agreement made by the Sellers in this Agreement,
(b)(i) any Taxes of CNL with respect to taxable periods ending on or before the Closing Date; (ii) any Taxes imposed on or in respect of CNL with respect to taxable periods including but not ending on the Closing Date which are allocable to the portion of such taxable period ending on the Closing Date; and (iii) any Taxes imposed on or in respect of any corporation (other than any Taxes imposed on CNL or Buyer or any affiliate of Buyer for any Tax period) with which CNL filed a Tax Return on a combined or consolidated basis for any taxable period that includes the Closing Date, or that ends on, as of the close of or before the Closing Date (including, without limitation, any Taxes for which CNL would be liable pursuant to the provisions of Treasury Regulation Section 1.1502-6), and (c) any Direct Economic Loss (as defined below) suffered by Buyer as a result of the rejection by Charter or ILIC of a recommendation of Buyer or Buyer Subsidiary, as the case may be (a "Recommendation"), pursuant to
Article II(D) of the Charter Coinsurance Agreement, Article II(D) of the ILIC Coinsurance Agreement or Article II(D) of the Charter Reinsurance Agreement. Notwithstanding the foregoing, Sellers shall have no liability under clause (c) above if (i) following the Recommendation would create a violation of any applicable Law (a "Violation"), (ii) following the Recommendation would cause a breach of any Policy (a "Policy Breach"), or (iii) Buyer does not cause to be delivered to Sellers (within 30 days after receipt by Buyer of a request therefor based upon Sellers' good faith belief that implementation of such Recommendation could result in a Violation or a Policy Breach) an opinion of counsel reasonably acceptable to Sellers to the effect that following the Recommendation would neither create a Violation nor a Policy Breach. The term "Direct Economic Loss" shall mean the amount due to holders of Policies in respect of the period to which such Recommendation relates in excess of the amount due to such holders in respect of such period if Charter or ILIC (as applicable) had followed such Recommendation.

     SECTION 10.2 Indemnification by Buyer. Subject to the provisions of Sections 9.1, 10.3, and 10.4 hereof, Buyer shall indemnify and hold harmless each Seller (a) in respect of any and all Damages resulting from or relating to any breach by Buyer of any representation, warranty, covenant, or agreement made by Buyer in this Agreement and (b)(i) any Taxes of CNL with respect to taxable periods that begin on or after the Closing Date, and
(ii) any Taxes imposed on or in respect of CNL with respect to taxable periods including but not ending on the Closing Date which are allocable to the portion of such period beginning after the Closing Date.

     SECTION 10.3  Limitations on Indemnification.

          (a) No claim by any Person for indemnification under this Article X (an "Indemnitee") against any Person (an "Indemnifying Party"), which claim relates to a breach of a representation or warranty made in this Agreement, may be made unless notice of such breach is given in accordance with this
Article X prior to the time the survival period for such representation or warranty expired.

          (b) Notwithstanding anything to the contrary contained in this Agreement, (i) Sellers will not be liable under any circumstances for indemnification under Section 10.1 hereof in an aggregate amount in excess of $2,000,000 and (ii) Buyer will not be liable under any circumstances for indemnification under Section 10.2 hereof in an aggregate amount in excess of $2,000,000.


          (c) If an Indemnitee recovers from any third party (including insurers) all or any part of any amount paid to it by an Indemnifying Party pursuant to Section 10.1 or 10.2 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery, including any taxes and net of any tax benefit resulting from such recovery and payment), but not in excess of any amount previously so paid by the Indemnifying Party. If an Indemnitee recovers from any third party (including insurers) any amount as to which indemnification may be claimed pursuant to Section 10.1 or 10.2 hereof, such Indemnitee will have no right to claim indemnification for such amount from the Indemnifying Party.

          (d) The Indemnitee shall prosecute diligently and in good faith any claim for indemnification with any applicable third party (including insurers) prior to collecting any indemnification payment pursuant to Section 10.1 or 10.2 hereof.

     SECTION 10.4 Notice of Defense of Claims. Promptly after receipt of notice of any claim or Damages for which an Indemnitee seeks indemnification under this Article, such Indemnitee shall give written notice thereof to the Indemnifying Party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party. The notice shall state the information then available regarding the amount and nature of such claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is asserted. If within 30 days after receiving such notice the Indemnifying Party gives written notice to the Indemnitee stating that it intends to defend against such claim or Damages at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the Indemnitee which consent shall not be unreasonably withheld), shall be by the Indemnifying Party and the Indemnitee shall make no payment in respect of such claim or Damages as long as the Indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expenses of one separate counsel for the Indemnitee shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnitee shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Damages with counsel selected by the Indemnitee, and shall have the right to compromise or settle the same exercising reasonable business judgment with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnitee shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnitee so long as such settlement releases the Indemnitee from all liability for or in connection with such action and does not materially and adversely impair the ability of the Indemnitee to carry on its business and does not contain any admission of wrong doing on the part of the Indemnitee.


                         ARTICLE XI.
                  MISCELLANEOUS PROVISIONS

     SECTION 11.1 Amendment and Modification. This Agreement may be amended, modified or supplemented by a written instrument signed by the parties hereto.

     SECTION 11.2 Waiver of Compliance; Consents. Any failure of Buyer or Buyer Subsidiary, on the one hand, or of Sellers on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Sellers or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     SECTION 11.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 11.4 Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyer or Buyer Subsidiary shall be paid by Buyer or Buyer Subsidiary, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Sellers shall be paid by Sellers.

     SECTION 11.5 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or
(d) sent by registered or certified mail, postage prepaid, as follows:

               If to Buyer or Buyer Subsidiary, to:

               Allstate Life Insurance Company
               3075 Sanders Road, Suite G2H
               Northbrook, Illinois  60062
               Attention:  James P. Zils
               Facsimile No.:  (847) 402-9116

               with a copy to:

               Allstate Insurance Company
               2775 Sanders Road, Suite A8
               Northbrook, Illinois  60062
               Attention:  Susan L. Lees
               Facsimile No.:  (847) 402-0158







               If to Sellers, to:

               Charter National Life Insurance Company
               Intramerica Life Insurance Company
               c/o Richard G. Petitt
               Empire Insurance Group
               122 Fifth Avenue
               New York, New York 10011
               Facsimile No.:  (212) 387-2689

               and to:

               Leucadia National Corporation
               315 Park Avenue South
               New York, New York  10010
               Attention:  Joseph S. Steinberg, President
               Facsimile No.:  (212) 598-3245

               with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Stephen E. Jacobs
               Facsimile No.:  (212) 310-8007

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     SECTION 11.6  Governing Law.  This Agreement shall be
governed by and construed in accordance with the Laws of the State of New York.

     SECTION 11.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Sellers, Buyer, Buyer Subsidiary, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     SECTION 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     SECTION 11.9 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.10 Entire Agreement. This Agreement and the exhibits and schedules attached hereto embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the exhibits and schedules attached hereto supersede all prior agreements and understandings between the parties with respect to such subject matter.

     SECTION 11.11 Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except as otherwise specifically provided herein.

     SECTION 11.12 Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the County of New York in the State of New York. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.



     SECTION 11.13 Confidentiality. Subject to Section 4.13 hereof, for the three years following the Effective Time, Buyer shall refrain, and shall cause its officers, directors, employees, agents, auditors, counsel, affiliates and other representatives (collectively, "Representatives") to refrain, from directly or indirectly:

          (a)     disclosing to any Person, other than
Representatives of Buyer or Buyer Subsidiary ("Buyer's Representatives") the terms and conditions of this Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning any of Sellers or CNL or their respective affiliates that the Buyer or Buyer Subsidiary prepares, maintains, uses, or receives in connection with the transactions contemplated by this Agreement, unless (i) disclosure is compelled by any court or administrative agency or by other applicable requirements of law or (ii) such records, files, documents, data, or information can be shown to have been
(x) generally available to the public other than as a result of a disclosure by Buyer, Buyer Subsidiary or Buyer's Representatives or (y) available to Buyer on a non-confidential basis from a source other than Sellers or their Representatives, provided that such source is not known by Buyer or Buyer Subsidiary to be bound by a confidentiality agreement with, or other obligation of secrecy of, any Seller or another party; or

          (b) using such records, files, documents, data or information for any purpose (including without limitation directly or indirectly competing with Sellers or any affiliate thereof) except pursuant to this Agreement.

     Notwithstanding the foregoing, from and after the Closing Date, Buyer and Buyer Subsidiary shall be entitled to use information concerning, derived from, or related to the Business for any lawful purpose in connection with the transaction of Buyer's or Buyer Subsidiary's business under the Charter Coinsurance Agreement, the Charter Reinsurance Agreement, and the ILIC Coinsurance Agreement, provided that Buyer and Buyer Subsidiary shall comply with all Laws applicable to the use of such information (including, without limitation, Laws relating to the use of such information that would otherwise be applicable to Charter or ILIC, as applicable, as the issuers of the insurance policies and annuity contracts constituting the Business).
          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                       ALLSTATE LIFE INSURANCE COMPANY


                      By:     /S/
                           James P. Zils
                           Treasurer


                      CHARTER NATIONAL LIFE INSURANCE
                      COMPANY


                      By:     /S/
                           Richard G. Petitt,
                           Chairman and Chief Executive Officer


                      INTRAMERICA LIFE INSURANCE
                      COMPANY


                      By:     /S/
                           Richard G. Petitt,
                           Chairman and Chief Executive Officer


                      LEUCADIA NATIONAL CORPORATION
                       By:     /S/
                       Joseph A. Orlando,
                       Vice President and Chief Financial Officer


                      ALLSTATE LIFE INSURANCE COMPANY OF
                      NEW YORK


                      By:     /S/
                           James P. Zils
                           Treasurer


DAFS01...:\30\76830\0137\1170\AGRD157T.55L




                     COINSURANCE AGREEMENT

          THIS COINSURANCE AGREEMENT (this "Agreement"), dated as of
       , 1998 (the "Closing Date"), is made by and between CHARTER NATIONAL LIFE INSURANCE COMPANY, a Missouri stock insurance company (the "Company"), and ALLSTATE LIFE INSURANCE COMPANY, an Illinois insurance company (the "Reinsurer").

          WHEREAS, the Company, the Reinsurer, Allstate Life Insurance Company of New York, a New York insurance company, Intramerica Life Insurance Company, a New York insurance company, and Leucadia National Corporation, a New York corporation, have entered into that certain Purchase Agreement, dated as of February 11, 1998 (the "Purchase
Agreement"), which agreement calls for, among other things, the reinsurance transactions described in this Agreement;

          WHEREAS, upon the terms and conditions set forth herein, the Company desires to cede, on a coinsurance or modified coinsurance basis (as specified herein), to the Reinsurer the Company's rights, liabilities, and obligations in respect of its variable life insurance and variable annuity products; and

          WHEREAS, upon the terms and conditions set forth herein, the Reinsurer desires to reinsure on a coinsurance or modified coinsurance basis all of the rights, liabilities, and obligations in respect of the Company's products referred to above;

          NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:


                          ARTICLE I.
                         DEFINITIONS

          Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in Exhibit A


                          ARTICLE II.
                      BUSINESS REINSURED

     A. General. Effective as of 12:01 a.m., Eastern Time, on January 1, 1998 (the "Effective Time"), the Company hereby cedes to and reinsures with the Reinsurer, and the Reinsurer hereby assumes and reinsures from the Company, on an indemnity reinsurance basis, 100% of the Policy Liabilities under any and all Policies. Such indemnity reinsurance shall be based on
(i) 100% coinsurance with respect to general account Statutory Reserve liabilities established by the Company with respect to the Policies and
(ii) 100% modified coinsurance with respect to separate account Statutory Reserve liabilities established with respect to the Policies.

     B. Liability. From and after the Effective Time, as between the parties, the Reinsurer shall bear and shall have responsibility for paying all Policy Liabilities, including but not limited to liabilities for surrenders, withdrawals, and claims for benefits incurred on or after the Effective Time. The Reinsurer hereby agrees to pay directly any Policy Liabilities under the Policies on behalf of, and in the name of, the Company; provided, however, that the Reinsurer shall have no direct or indirect obligation itself to insureds, claimants, or beneficiaries under such Policies.

     C. Defenses. The Reinsurer accepts, reinsures, and assumes the Policy Liabilities subject to any and all defenses, setoffs, and counterclaims to which the Company would be entitled with respect to the Policy Liabilities, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs, and counterclaims.

     D. Declaration of Non-Guaranteed Elements. Some of the Policies ceded under this Agreement provide that the Company may in its discretion, from time to time, as provided in the policy or contract, declare interest rates, cost of insurance rates or other non-guaranteed elements that are used to determine policy or contract values. During the Reinsurance Period, the Company agrees to set such discretionary interest rates, cost of insurance rates or other non-guaranteed elements to be declared on the Policies and the effective dates thereof, taking into account the recommendations of the Reinsurer with respect thereto. With respect to the Policies, the Company shall, in its discretion after giving due consideration to such recommendations of the Reinsurer, either (i) follow such recommendations or (ii) reject such recommendations. To the extent permitted by applicable Law, the Company agrees to allow the Reinsurer to notify policyholders and contractholders of such changes and the effective dates thereof. To the best of the Company's knowledge, the Company has complied and is in compliance with all contract provisions, laws and regulations associated with interest rates, cost of insurance rates or other non-guaranteed elements concerning the Policies, and all supporting documents requested by the Reinsurer relating to historical changes and pricing formulas for prospective changes have been provided to the Reinsurer.



                         ARTICLE III.
                         NEW POLICIES

     A. Issuance of New Policies. The parties hereto acknowledge and agree that the Company shall, at the Reinsurer's request, continue to underwrite and issue new policies, endorsements, riders, certificates, and other contracts of insurance and annuity contracts on forms identified on Exhibit C hereto (the "New Policies") at and after the Closing Date to residents of the jurisdictions listed on Exhibit D hereto until the earlier to occur of (i) 90 days after receipt by the Company of a written notice from the Reinsurer requesting that the Company cease underwriting and issuing New Policies or (ii) the third anniversary of the Closing Date (the "Transition Termination Date"). In no event shall the Company be required to underwrite or issue new policies, endorsements, riders, certificates and other contracts of insurance or annuity contracts after the Transition Termination Date.

     B. Reinsurance of New Policies. Notwithstanding any provision in this Agreement to the contrary, (i) the terms "Policy" and "Policies" shall be deemed to include all New Policies and (ii) all New Policies shall be immediately ceded by the Company to the Reinsurer, and reinsured by the Reinsurer from the Company, on a 100% coinsurance or modified coinsurance basis (as appropriate under Article I above) under the terms of this Agreement.

     C. New Policy Marketing. Any and all New Policies shall be marketed, sold, underwritten, and issued in accordance with standards, guidelines, procedures, and practices of the Company and CNL, Inc. in existence immediately prior to the Closing Date and in accordance with all applicable Laws.

     D. Policy Expenses. The Reinsurer shall be solely responsible for all costs and expenses incurred by the Company in connection with the Policies issued from and after the Effective Time through the Closing Date (collectively, "Policy Expenses"), including, without limitation, the marketing, underwriting, issuance, and administration thereof and all legal and compliance expenses relating thereto. On the Closing Date, an amount equal to the sum of all Policy Expenses incurred by the Company and its affiliates from the Effective Time through and including the end of the last quarter preceding the Closing Date shall be payable by the Reinsurer to the Company in accordance with the provisions of Section 1.3 of the Purchase Agreement. As promptly as practicable after the Closing Date (but in no event more than 30 days thereafter), an amount equal to the sum of all Policy Expenses incurred by the Company and its affiliates from the first day of the quarter in which the Closing occurred through and including the Closing Date shall be payable by the Reinsurer to the Company in accordance with the provisions of Section 1.4 of the Purchase Agreement.

     E. Reinsurer Policies. The Reinsurer agrees to use all commercially reasonable efforts to obtain or receive as promptly as practicable (but in no event later than the Transition Termination Date) all regulatory approvals, licenses, and other qualifications necessary to permit the Reinsurer (or a wholly owned subsidiary thereof) to market, sell, underwrite, and issue policies, riders, endorsements, certificates, and contracts of insurance, and annuity contracts, generally similar to the Policies to residents of the jurisdictions listed on Exhibit D hereto directly in its own right. The Reinsurer shall keep the Company fully informed with respect to such efforts.






                          ARTICLE IV.
                   GUARANTY FUND ASSESSMENTS

     A. Reimbursement of the Company. In the event the Company is required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction allocable to any insurer insolvency that occurs on or after the Effective Time, the portion, if any, of such assessment that relates to Policies (the "Related Assessment") shall be reimbursed by the Reinsurer. The Reinsurer shall not be obligated to reimburse the Company for any such assessment allocable to any insurer insolvency that occurs at any time prior to the Effective Time. The Reinsurer shall pay to the Company any Related Assessment which shall have become due, promptly on written demand therefor by the Company, submitted together with documentation evidencing such assessment and the payment therefor by the Company. If at any time the Company shall subsequently recover all or part of any such assessment reimbursed by the Reinsurer (e.g., through policy surcharges or through reduction of or credits against premium taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Company attributable to the Related Assessment shall be reimbursed to the Reinsurer (based upon the total portion of such recovery attributable to Policies). The Company shall provide the Reinsurer with semi-annual reports of any such recoveries regardless of the form in which received.

     B. Reimbursement of the Reinsurer. In the event the Reinsurer is required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction allocable to any insurer insolvency that occurs prior to the Effective Time, the portion, if any, of such assessment that relates to Policies (the "Related Prior Period Assessment") shall be reimbursed by the Company. The Company shall not be obligated to reimburse the Reinsurer for any such assessment allocable to any insurer insolvency that occurs at any time after the Effective Time. The Company shall pay to the Reinsurer any Related Prior Period Assessment which shall have become due, promptly on written demand therefor by the Reinsurer, submitted together with documentation evidencing such assessment and the payment therefor by the Reinsurer. If at any time the Reinsurer shall subsequently recover all or part of any such assessment reimbursed by the Company (e.g., through policy surcharges or through reduction of or credits against premium taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Reinsurer attributable to the Related Prior Period Assessment shall be reimbursed to the Company (based upon the total portion of such recovery attributable to Policies). The Reinsurer shall provide the Company with semi-annual reports of any such recoveries regardless of the form in which received.


                             ARTICLE V.
                          TERRITORY; TERM

          This Agreement shall apply to Policies covering lives and risks wherever resident or situated. Subject to Article X below, this Agreement shall remain in force and effect until the expiration or termination of all Policy Liabilities in respect of the Policies and until all obligations of either party hereunder have been discharged in full.


                          ARTICLE VI.
                           RESERVES

     A. Establishment of General Account Reserves. The Reinsurer shall be responsible for establishing and maintaining the proper general account Statutory Reserves for the Policies as required by state insurance regulatory authorities.

     B.     Establishment of Separate Account Reserves.

          (1) Policy Account. For each Policy, an amount equal to the accumulated value (as defined in the Policies) thereof invested on a variable basis shall be held by the Company in the Separate Accounts.

          (2) Policy Account Reserve. The total Policy Account Statutory Reserve liability for each Policy relating to the assets held in the Policy Account pursuant to Article VI(B)(1) shall be shown by the Company on its Separate Account balance sheets, consistent with SAP.

     C. Reserve Reports. The Reinsurer or its designee shall provide the Company, within 20 Business Days after the end of each calendar quarter, valuation summary reports which shall itemize reserves and contracts in force by plan code, in a format mutually agreed upon by the Company and the Reinsurer. Such reports shall reflect 100% of any changes in the reserves described in Articles VI(A) and VI(B) above which occurred during the accounting period for which such reports are made. These reports shall include statutory, tax and GAAP reserves.

     D. Reinsurance Reserve Credits. If the full statutory reinsurance reserve credit contemplated by this Agreement is or becomes unavailable to the Company with respect to any jurisdiction, the Reinsurer shall take any and all action necessary to make such full statutory reinsurance reserve credit available to the Company. In doing so, the Reinsurer shall have the discretion to utilize any means available in the applicable jurisdiction to make such full statutory reinsurance reserve credit available to the Company, which may include, but not be limited to, permitting the Company to withhold funds, establishing a reserve trust account or posting a letter of credit. If a letter of credit is utilized it shall be furnished and maintained by the Reinsurer for the benefit of the Company and be clean, irrevocable and unconditional and otherwise of such nature and amount as to satisfy the requirements of the particular jurisdiction for purposes of establishing full statutory reinsurance reserve credit for the Company.

          In the event that the Reinsurer shall fail or refuse to fulfill any of its obligations under this Agreement relating to the payment of liability, the Company shall be entitled to proceed under the terms and conditions of any letter of credit, trust agreement or any other agreement relating to the same and seize and take possession of the funds represented by the same and apply those funds to reduce the Reinsurer's obligations to the Company.


                        ARTICLE VII.
                 ACCOUNTING AND SETTLEMENT

     A. Net Daily Adjustment. With respect to any day, the "Net Daily Adjustment" shall be the amount calculated by comparing:

          (1)     the sum of:

               (i) the gross premium collected on all Policies, net of net premiums (as defined in the Policies) to be allocated to the Separate Accounts pursuant to contract owner instructions;

               (ii) the interest payments and principal repayments on all Policy loans;

               (iii) the mortality and expense risk, administrative, cost of insurance, and other charges deducted under the Policies and/or from the Separate Accounts (whether through the calculation of unit values or by direct deduction);

               (iv) the amount of funds transferred from the Separate Accounts to the general account of the Company in connection with (a) the payment of Policy benefits, including without limitation death benefits (net of reimbursements under Third Party Reinsurance Agreements), full or partial cash surrender benefits, full or partial withdrawal benefits, maturity benefits, annuity payments, Policy loan benefits, and premium (or other) refunds, (b) annuitization, or (c) in connection with a transfer to a fixed account option within a Policy;

               (v) the amount of any net gain from any investment or disinvestment in the Separate Accounts, whenever occurring, having resulted in a value other than the corresponding value charged or credited under the Policies (i.e., breakage); and

               (vi) any other fees, charges, premiums, costs, or other amounts, or portion(s) thereof, collected during the preceding Business Day, which would be payable to the general account of the Company in the absence of the reinsurance of the Policies effected by this Agreement.

          (2)     with the sum of the following:

               (i) the Policy benefits paid, including death benefits (net of reimbursements under Third Party Reinsurance Agreements), full or partial cash surrender benefits, full or partial withdrawal benefits, maturity benefits, annuity payments, Policy loan benefits and premium (or other) refunds;

               (ii) the amount of funds transferred from the general account of the Company to the Separate Accounts in connection with maintaining the Policy Account (including without limitation transfers to a Separate Account from a fixed account option within a Policy);

               (iii) the amount of any net loss from any investment or disinvestment in the Separate Accounts, whenever occurring, having resulted in a value other than the corresponding value charged or credited under the Policies (i.e., breakage); and

               (iv) any other fees, charges, premiums, costs, and other amounts, or portion(s) thereof, payable on such day by the general account of the Company under the terms of the Policies.

          Reimbursements listed above shall not be made with respect to items accrued (other than claims incurred but not reported as of the Effective Time and claims in course of settlement as of the Effective Time) by the Company prior to the Effective Time.

          If the sum of items in Article VII(A)(1) exceeds the sum of items in Article VII(A)(2) for the preceding Business Day, then (subject to the provisions of Article VII(C)) such excess (to the extent not already paid to or on behalf of the Reinsurer) shall be paid by the Company to the Reinsurer by wire transfer of immediately available funds before the end of business on the current Business Day. Conversely, if the sum of the items in Article VII(A)(2) exceeds the sum of the items in Article VII(A)(1) for the preceding Business Day, then (subject to the provisions of Article VII(C)) such excess (to the extent not already paid to or on behalf of the Company) shall be paid by the Reinsurer to the Company by wire transfer of immediately available funds before the end of business on the current Business Day.

     B. Benefit Payments. The Reinsurer shall have full responsibility and authority for all benefit payment determinations or settlements, and shall be solely responsible for all expenses associated with benefit payment determinations or settlements pursuant to and in accordance with the Administrative Services Agreement, dated as of the date of this Agreement, between the Company and the Reinsurer, as the same may be amended from time to time (the "Charter Administrative Services
Agreement").

     C.     Cash Settlement and Accounting.

          (1) Daily Cash Settlements. At the end of each Business Day, the Reinsurer shall notify the Company of the payments required the next Business Day under Article VII(A) above. The Reinsurer or the Company, as the case may be, shall make the required payments on such next Business Day by wire transfer of immediately available funds. Daily statements may be based upon reasonable approximations. Daily statements shall be in a form agreed to by the Company and the Reinsurer in writing.

          (2) Monthly Cash Statements. At the end of the twentieth Business Day next succeeding the end of each calendar month, the Reinsurer will provide the Company with a statement for the month. Monthly statements shall be in a form agreed to by the Company and the Reinsurer in writing. The statement may reflect a correction or adjustment, in which event the Reinsurer or the Company, as the case may be, shall make any required payment on the day following notification thereof in accordance with the method for cash payments prescribed by Article VII(C)(1) above. Any further adjustment as may be required shall be made promptly following agreement of the parties or completion of any audit pursuant to Article VII(C)(4) below.

          (3) Form of Statements. All statements provided pursuant to Articles VII(C)(1) and (2) above shall summarize the items to be settled in reasonable detail. It is intended that the statements be transmitted by facsimile or other similar means of convenient written communication, but, in the event that any statement cannot be transmitted after application of commercially reasonable efforts, the Reinsurer may notify the Company of any settlement due by oral communication, in which case the Reinsurer shall provide hard copy of the settlement statement as promptly as practicable.

          (4) Right to Audit. The Company shall have the right to audit the amounts contained in any statements delivered under Article VII(C)(3). For such purposes, the Company and its employees, professional advisors and agents shall have a right to review and copy the relevant books and records of the Reinsurer and to discuss such matters with employees or the Reinsurer during normal business hours. The Reinsurer agrees to render reasonable assistance to the Company in conducting any such audit and to instruct its independent public accountants and actuaries to provide information to the Company.

          (5) General Right of Offset. Notwithstanding any provision of this Agreement, any and all amounts due from the Reinsurer to the Company or from the Company to the Reinsurer under this Agreement may be offset against amounts due from one party to the other under this Agreement or under any other written agreement hereafter entered into by and between the parties, in settling and making payments on a net basis of amounts due under this Agreement and any subsequent written agreements.

     (D) Monthly Report. At the end of the twentieth Business Day next succeeding the end of each calendar month, the Reinsurer shall provide the Company with a statement for the month setting forth the following information:

          (1) the commissions paid (net of refunds) on behalf of the Company for all Policies;

          (2) the amount of any state, municipal or other premium or gross receipts taxes paid on behalf of the Company with respect to Policy premiums collected;

          (3) the amount of brokerage and any similar charges paid on behalf of the Company in connection with the purchases, sale, redemption or maintenance of Separate Account assets;

          (4) the premiums (net of refunds) paid on behalf of the Company under the Third Party Reinsurance Agreements;

          (5) any amounts paid on behalf of the Company pursuant to the existing participation agreements or any other agreement or arrangement between the Company and the mutual fund organization in which assets of the Separate Accounts are invested (net of any amounts paid to the Company pursuant to such agreements and arrangements); and

          (6) any other amounts paid on behalf of the Company with respect to the Policies.

     E. Closing Date True-Up. On the Closing Date, settlement shall be made of all amounts (not previously paid to the applicable party) owed under this Agreement by the Company to the Reinsurer or by the Reinsurer to the Company (as applicable) for the period commencing on the Effective Time and ending on the last day of the calendar quarter immediately preceding the Closing Date, in accordance with the provisions of Section 1.3 of the Purchase Agreement. Such settlement shall be made in satisfaction of the parties' respective obligations under this Article with respect to such period.

          As promptly as practicable after the Closing Date (but in no event more than 30 days thereafter), the Company shall prepare a post closing accounting for the period commencing on the first day of the calendar quarter in which the Closing takes place through the Closing Date, in accordance with the provisions of Section 1.4 of the Purchase Agreement. Settlement shall be made of all amounts (not previously paid to the applicable party) owed under this Agreement by the Company to the Reinsurer or by the Reinsurer to the Company (as applicable). Such settlement shall be made in satisfaction of the Parties' respective obligations under this Article with respect to such period. All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.


                         ARTICLE VIII
                ADMINISTRATION; RECORDS; NOTICES

     A. Administration. Administration and servicing of all of the Policies shall be conducted pursuant to the terms and subject to the conditions set forth in the Charter Administrative Services Agreement. Reports, files, and other records and information relating to the Policies shall be transferred and maintained pursuant to the terms and subject to the conditions set forth in the Charter Administrative Services Agreement.

     B. Transfer of Books and Records. The Company shall forward to the Reinsurer all reports, records, underwriting files, policy files, claims files and information in any form in its possession relating to the Policies pursuant to and in accordance with the Charter Administrative Services Agreement.

     C. Maintenance of Books and Records. The Reinsurer agrees to maintain a true and complete set of books and records relating to all transactions under this Agreement, including without limitation all such records as may be required by applicable Law. The Reinsurer shall maintain such books and records at the Reinsurer's expense and in accordance with prudent standards of insurance recordkeeping and all applicable Laws. The books and records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities (in each case together with their respective representatives) at all reasonable times. The Reinsurer shall furnish to the Company (i) at the Reinsurer's expense, copies of any books or records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (ii) at the Company's expense, copies of any such books and records for any other reason. Without limiting the generality of the foregoing, the Reinsurer shall provide the Company (at the Reinsurer's expense) all information concerning the Policies required to be included in the Company's state premium tax returns (in a format suitable for direct insertion therein).

     D. Notices. The Company agrees that, after the Effective Time, it shall forward promptly to the Reinsurer all notices and other written communications received by it relating to the Policies (including without limitation all inquiries or complaints from state insurance regulators, agents, brokers and insureds and all notices of claims, suits and actions for which it receives service of process). The Company shall be entitled to retain copies of all such materials.


                          ARTICLE IX
                      TRANSFER OF ASSETS

          As to Policies in force on the Effective Time, the Company shall transfer to the Reinsurer on the Closing Date amounts in accordance with the provisions of Section 1.3 of the Purchase Agreement with respect to the general account Statutory Reserve liabilities established by the Company with respect to the Policies (as set out in Exhibit E).

          The Company hereby also transfers to the Reinsurer all Policy loans and due and accrued Policy premiums outstanding on the Closing Date. The Company and the Reinsurer acknowledge and agree that the Company has and will retain sole and absolute title to and possession of the separate account Statutory Reserves, and that the Reinsurer has no right, title, or interest (whether legal, equitable, secured, or otherwise) in or to any of the separate account Statutory Reserves.


                          ARTICLE X
                      RECAPTURE; TRUST

     A. Right of Recapture or Trust. At any time after the occurrence (or nonoccurrence, as the case may be) of any of the following, the Company shall have the right, upon delivery of written notice to the Reinsurer, to
(i) recapture any and all of the Policies or (ii) require that the Reinsurer establish a trust reasonably acceptable to the Company (the "Trust") and deposit Qualifying Assets therein having a fair market value equal to the amount of the general account Statutory Reserves:

          (1) if the Reinsurer materially breaches any provision of this Agreement or the Charter Administrative Services Agreement, which breach is not cured within 60 days after receipt by the Reinsurer of notice thereof from the Company;

          (2) if the Reinsurer files an RBC Report that indicates that its Adjusted Capital is less than 2.5 times its authorized control level RBC, as each such term is defined in Article 11A of the Illinois Insurance Code in effect on the Effective Time; or

          (3) if the Reinsurer or its direct parent company is placed in receivership, conservatorship, rehabilitation, or liquidation by any insurance regulatory authority or becomes (whether voluntarily or involuntarily) the subject of a proceeding under any local, state, or federal bankruptcy or insolvency Law.

     B. Effect of Recapture. Upon the receipt of the Company's notice to recapture pursuant to Article X(A) hereof, and without further action by the Reinsurer, the Reinsurer will be deemed to have (i) ceded, transferred, and assigned to the Company all Policy Liabilities; (ii) transferred and assigned to the Company Qualifying Assets (including all Policy loans) having an aggregate market value (or book value in the case of Policy loans) as of the date of recapture equal to the aggregate general account reserve liability amount established by the Company as of such date with respect to the Policies (without giving effect to the reinsurance under this Agreement), together with all interest, dividend, or other investment income accrued on such assets from the date of the Reinsurer's receipt of such recapture notice until the date of the Company's receipt of such assets; and (iii) sold, transferred, and assigned to the Company any and all of the Reinsurer's right, title, and interest in and to all gross premiums, premium adjustments, amounts recoverable from reinsurers, and other similar payments and receivables that are or may be due or payable under the Policies. The Reinsurer shall cooperate with the Company in effecting any recapture of Policies pursuant to Article X(A) hereof, including without limitation by promptly transferring amounts to the Company described in clause (ii) above and by executing and delivering such other documents, instruments and certificates effectuating the recapture described in this Article and reasonably requested by the Company.

     C. Trust. Upon the receipt of the Company's notice to require the establishment of a trust pursuant to Article X(A) hereof, and without further action by the Reinsurer, the Reinsurer will be deemed to have transferred and assigned to the Trust assets of the Reinsurer having an aggregate market value as of the effective date of such notice equal to the aggregate general account reserve liability amount established by the Company as of such date with respect to the Policies (without giving effect to the reinsurance under this Agreement), together with all interest, dividend, or other investment income accrued on such assets from the date of the Reinsurer's receipt of such recapture notice until the date of the Trust's receipt of such assets. The Reinsurer shall cooperate with the Company in effecting the creation and funding of the Trust pursuant to
Article X(A) hereof, including without limitation by promptly transferring amounts to the Trust described in the preceding sentence and by executing and delivering such other documents, instruments and certificates effectuating the establishment, funding, and maintenance of the Trust described in this Article and reasonably requested by the Company.

     D. Liquidated Damages. Upon the recapture of all Policies or establishment of the Trust pursuant to Article X(A) hereof, the Reinsurer shall pay to the Company (within five Business Days after the Reinsurer's receipt of the Company's notice under Article X(A)) actual damages, which amount shall not exceed $800,000.

     E. Termination by the Reinsurer. This Agreement may be terminated by the Reinsurer (1) if the Company materially breaches this Agreement or the Charter Administrative Services Agreement, which breach is not cured within 60 days after receipt by the Company of written notice from the Reinsurer describing such breach; or (2) if the Reinsurer assumes on a novation basis or replaces all of the Policies pursuant to Article XVII of this Agreement.

     F. Refund of Purchase Price. In the event of termination of this Agreement or recapture pursuant to paragraph A or E.(1) of this Article X, the Company shall refund to Reinsurer a portion of the Purchase Price based on an appraisal of the Policies as of the date of termination (which appraisal shall take into consideration the effect of the termination of this Agreement) prepared by Milliman & Robertson, Inc., or another nationally recognized actuarial firm reasonably acceptable to the parties. Such refund shall be paid promptly with interest at an annual rate of 7% accruing from the date of termination until the date of payment.


                           ARTICLE XI
                      RIGHT OF INSPECTION

          Each party hereto and its respective authorized representatives shall have the right, at all reasonable times during normal business hours, to inspect and review all books, records, accounts, reports, tax returns, files and information of the other party hereto relating to the Policies and Policy Liabilities under such Policies.






                         ARTICLE XII
                       INDEMNIFICATION

          The Reinsurer agrees to indemnify, defend and hold the Company harmless from and against all liability, damages, costs and expenses, including attorneys' fees, arising from Policy Liabilities. The Company agrees to indemnify, defend, and hold the Reinsurer harmless from and against all liability, damages, costs and expenses, including attorneys' fees, arising from Extra Contractual Obligations based on acts, errors or omissions by the Company or any of its officers, employees, agents or representatives, and any attorneys' fees incurred by the Company related to such Extra Contractual Obligations. Within ten days after receipt by an indemnified party of notice of any demand, claim, suit or proceeding indemnified under this Article, or such shorter period as may be necessary to enable the indemnifying party to respond timely thereto, the indemnified party shall give notice to the indemnifying party of such demand, claim, suit or proceeding and the indemnifying party shall at its expense assume the defense of any such demand, claim, suit or proceeding; provided, however, that the failure by the indemnified party to give timely notice as provided herein shall not relieve the indemnifying party of its indemnification obligations under this Agreement except to the extent that such failure results in a failure of actual notice to the indemnifying party and the indemnifying party is damaged as a result of the failure to receive such notice. In the event that the indemnifying party has not assumed the defense of any matter within a reasonable period of time after timely notice as above provided, the indemnified party, at the cost and expense of the indemnifying party, shall have a full right to defend against any such claim, suit or proceeding and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion.


                         ARTICLE XIII
                          INSOLVENCY

          The Reinsurer hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable immediately on demand of the Company at the same time as the Company shall pay its retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the Policy or Policies reinsured, without diminution because of the insolvency of the Company, directly to the Company or to its liquidator, receiver, or other statutory successor. It is agreed that in the event of the insolvency of the Company, the liquidator, receiver or other statutory successor of the Company shall give prompt written notice to the Reinsurer of the pendency or submission of a claim under the Policy or Policies reinsured. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to the Company or its receiver. The expense thus incurred by the Reinsurer is chargeable against the Company, subject to any court approval, as a part of the expense of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer.

                         ARTICLE XIV
                   NO THIRD PARTY RIGHTS

          The Reinsurer's coinsurance of the Policy Liabilities pursuant to this Agreement with respect to any of the Policies is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any policyholder, insured, claimant or beneficiary under such Policies against the Reinsurer or any legal relationship between such policyholders, insureds, claimants or beneficiaries and the Reinsurer.


                         ARTICLE XV
                    DUTY OF COOPERATION

          Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.



                        ARTICLE XVI
                        ARBITRATION

          In the event any dispute arises between the parties hereto with reference to any aspect of this Agreement, such dispute may be submitted for resolution by arbitration if both parties hereto agree in writing. Within 30 days after such agreement, each party shall select one arbitrator (for a total of two), and such selected arbitrators shall select a third arbitrator within 60 days after such agreement. If either party fails to select an arbitrator within such time period, the arbitrator that was timely selected by the other party shall serve as the sole arbitrator. All arbitrators shall have had experience serving as an arbitrator for reinsurance disputes or shall have served as an officer of a life, accident or health insurance or reinsurance company. No arbitrator shall be or have been affiliated with or employed by any party hereto or their respective affiliates. The arbitration shall occur in a mutually acceptable location and be governed pursuant to the rules of commercial arbitration of the American Arbitration Association and the Laws of the State of Missouri.
The arbitrators shall make their determination within 30 days after the appointment of the last arbitrator. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction, and notwithstanding any provision in this Agreement to the contrary, such arbitration determination shall be final and conclusive for all legal purposes and may not be appealed to any court or other forum. Each party shall pay the expenses incurred by it and by the one arbitrator selected by it. Each party shall pay one-half of the fees and out-of-pocket expenses of the American Arbitration Association (if any) and the third arbitrator.


                        ARTICLE XVII
                   NOVATION; REPLACEMENT

     At the option of the Reinsurer, the Reinsurer may at any time (i) assume the Policies on a novation basis pursuant to an assumption reinsurance agreement to be entered into by the Company and the Reinsurer at such time having terms mutually acceptable to such parties or (ii) replace the Policies pursuant to replacement offers made to the owners of such Policies. The Reinsurer is responsible for paying all costs and obtaining all approvals. Each party hereto shall cooperate with the other in effecting any assumption or replacement under this Article.

                       ARTICLE XVIII
                    GENERAL PROVISIONS

     A. DAC Tax Reimbursement. On a quarterly basis, the Reinsurer shall reimburse (or be reimbursed by, as the facts may provide) the Company for DAC Taxes incurred on Policies issued on or after the Effective Time and on additional premiums paid on Policies on or after the Effective Time. The DAC Tax reimbursement shall be computed by multiplying the DAC Tax Factor by the net consideration earned by the Company for Policies issued on or after the Effective Time and for additional premiums paid on Policies on or after the Effective Time that is subject to DAC tax pursuant to the provisions of Section 848 of the Internal Revenue Code of 1986, as amended (the "Code"), and its related Treasury Regulations. The "DAC Tax Factor" shall mean 0.215% for "annuities," 0.252% for "group life" contracts, and 0.94% for "other life and accident and health" contracts, as such terms are defined in Section 848 of the Code. The Company and the Reinsurer mutually agree to prospectively adjust the DAC Tax Factor to reflect any changes in the Federal income tax rate applicable to the Company or changes to Section 848 of the Code or to the related Treasury Regulations.

     B. DAC Tax Election. With respect to this Agreement, the Company and the Reinsurer hereby make the election provided for in Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Code, and as set forth in Exhibit F. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

     C. Notices. Any notice or communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:




If to the Reinsurer:          Allstate Life Insurance Company
                              3075 Sanders Road, Suite G2H
                              Northbrook, Illinois  60062
                              Attention:  James P. Zils
                              Facsimile No.:  (847) 402-9116

                              with a copy to:

                              Allstate Insurance Company
                              2775 Sanders Road, Suite A8
                              Northbrook, Illinois  60062
                              Attention:  Susan L. Lees
                              Facsimile No.:  (847) 402-0158

If to the Company:            Charter National Life Insurance Company
                              c/o Richard G. Petitt
                              Empire Insurance Group
                              122 Fifth Avenue
                              New York, New York 10011
                              Facsimile No.: (212) 387-2689

                              with a copy to:

                              Leucadia National Corporation
                              315 Park Avenue South
                              New York, New York  10010
                              Attention: Joseph S. Steinberg, President
                              Telecopy: (212) 598-3245




                              and a copy to:

                              Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention:  Stephen E. Jacobs
                              Facsimile No.:  (212) 310-8007

All notices and other communications required or permitted under the terms of this Agreement that are addressed as provided in this Article shall (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     D. Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement and understanding between the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written or oral, with respect thereto.

     E. Expenses. Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     F. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     G. No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

     H. Amendment. This Agreement may only be amended or modified by a written instrument executed on behalf of both parties hereto.

     I. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

     J. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     K. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Missouri, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     L. Waiver. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by Law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by Law.

     M. Headings, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively; (b) the terms "hereof," "herein," "hereby," "hereto," "hereunder," and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (c) the term "Article" refers to the specified Article of this Agreement; and (d) the term "party" means, on the one hand, the Company, and on the other hand, the Reinsurer.

     N. Offset. Any debits or credits incurred after the Effective Time in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

     O. Compliance with Laws. The parties hereto shall at all times comply with all applicable Laws in performing their obligations under this Agreement.

     P. Errors and Oversights. Each party to this Agreement will act reasonably in all matters within the terms of this Agreement. Clerical errors and oversights occasioned in good faith in carrying out this Agreement will not prejudice either party, and will be rectified promptly on an equitable basis.

          IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

                              ALLSTATE LIFE INSURANCE COMPANY


                              By:
                                   Name:
                                   Title:



                              CHARTER NATIONAL LIFE INSURANCE
                             COMPANY


                              By:
                                   Richard G. Petitt,
                                   Chairman and Chief Executive Officer













DAFS02...:\30\76830\0137\1170\AGR1158T.26H





CNLIC                                             Exhibit D
                                                  to Purchase
                                                  Agreement





                 ADMINISTRATIVE SERVICES AGREEMENT

          THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made this ____ day of ________, 1998 (the "Closing Date"), by and between CHARTER NATIONAL LIFE INSURANCE COMPANY, a Missouri insurance company (the "Company"), and ALLSTATE LIFE INSURANCE COMPANY, an Illinois insurance company (the "Service Provider").

                            RECITALS:

          WHEREAS, the Company, the Service Provider, Allstate Life Insurance Company of New York, a New York insurance company, Intramerica Life Insurance Company, a New York insurance company, and Leucadia National Corporation, a New York corporation ("Leucadia"), have entered into that certain Purchase Agreement, dated as of February 11, 1998 (the "Purchase Agreement"), which agreement calls for, among other things, the provision of administrative services described in this Agreement (unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in the Purchase Agreement);

          WHEREAS, the Company and the Service Provider are entering into the Charter Coinsurance Agreement, pursuant to which the Company shall cede to the Service Provider, on a 100% coinsurance or modified coinsurance basis (as indicated therein), the Company's rights, liabilities, and obligations in respect of the variable life insurance products and variable annuity contracts identified in the Charter Coinsurance Agreement (including, without limitation, the New Policies (as defined in the Charter Coinsurance Agreement)) (the "Variable Policies");

          WHEREAS, the Company and the Service Provider are entering into the Charter Reinsurance Agreement, pursuant to which the Company shall cede to the Service Provider, on a 100% coinsurance basis, the Company's rights, liabilities, and obligations in respect of the life insurance products and annuity contracts identified in the Charter Reinsurance Agreement (collectively with the Variable Policies, the "Reinsured Policies");

          WHEREAS, in connection with the Charter Coinsurance Agreement and the Charter Reinsurance Agreement, the parties hereto desire that the Service Provider perform all services required for complete support and administration of the Reinsured Policies on behalf of the Company in accordance with the terms and subject to the conditions of this Agreement; and

          NOW, THEREFORE, in consideration of the transactions contemplated pursuant to the Purchase Agreement, the Charter Coinsurance Agreement, and the Charter Reinsurance Agreement, and the mutual covenants and promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.     TERM

          This Agreement shall be effective as of the Closing Date, and shall remain in full force and effect until terminated in accordance with
Section 10 below.

     2.     SERVICES

          (a) Services. From and after the Closing Date, the Service Provider shall provide to the Company all services required for complete support and administration of all Reinsured Policies, including without limitation the services set forth on Exhibit A hereto (the "Services").

          (b) Performance Standards. The Service Provider shall perform the Services (i) at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering products comparable to the Reinsured Policies issued by it or serviced by it for other companies during the term of this Agreement, (ii) in accordance with all applicable Laws and insurance department requirements,
(iii) in accordance with recognized industry standards, and (iv) as the parties may agree in writing from time to time.

          (c) Authority. The Service Provider shall perform the Services in the name and on behalf of the Company only as provided in this Agreement or as directed by the Company in writing. Except as specifically set forth in this Agreement or authorized by the Company in writing, the Service Provider shall not have authority to issue new insurance policies or annuity contracts in the name of the Company or enter into any agreements on the Company's behalf. None of the terms or provisions of this Agreement shall prohibit the Service Provider or any of its affiliates from conducting business of whatever nature in their own names and on behalf of any person or entity other than the Company. The Company shall take all actions necessary to grant the Service Provider the authority to disburse funds from bank accounts on the Company's draft or check stock for the purpose of carrying out the Service Provider's responsibilities under this Agreement.


     3.     COMPENSATION


          The Service Provider shall provide the Services in consideration of the execution and delivery by the Company of the Purchase Agreement, the Charter Coinsurance Agreement, and the Charter Reinsurance Agreement and the consummation of the transactions contemplated thereby, and the Service Provider shall neither impose on the Company nor otherwise be entitled to receive any additional or separate consideration for the provision of Services in accordance with this Agreement.

     4.     PERSONNEL, FACILITIES, AND COSTS

          (a) Personnel. The Service Provider shall furnish all personnel necessary to provide the Services.

          (b) Facilities. The Services shall be performed by Service Provider using furniture, fixtures, and equipment (including computer hardware) owned or leased by the Service Provider (collectively, the "Facilities"). All Facilities owned by Service Provider shall remain the property of Service Provider, and the Company acknowledges and agrees that it shall not have any right, title, or interest in or to the Facilities.

          (c) Systems. The Service Provider shall furnish all Systems (as hereinafter defined) that are necessary for the Service Provider to provide the Services. The term "Systems" shall mean all computer programs and programming aids (together with supporting documentation), including without limitation input and output formats, program listings, systems flow charts, narrative descriptions, operating instructions, and the tangible media upon which such programs are recorded.

          (d) Costs. The Service Provider shall pay all personnel and other costs and expenses to provide the Services (including without limitation all applicable filing and similar fees).

     5.     COMPLIANCE WITH APPLICABLE LAWS

          Each of the parties hereto agrees to comply with all applicable Laws as they apply to the performance of such party's obligations under this Agreement.

     6.     LICENSING

          The Service Provider hereby represents and warrants to the Company that the Service Provider has all licenses, qualifications, and other authorizations necessary to provide the Services to or on behalf of the Company. At all times during the term of this Agreement, the Service Provider shall maintain in full force and effect all licenses, qualifications, and other authorizations necessary under applicable Laws to provide the Services to or on behalf of the Company. The Service Provider agrees to provide the Company with copies of any such documents upon request.

     7.      SUPERVISION BY BOARD OF DIRECTORS

          The Service Provider acknowledges that the Board of Directors of the Company is vested with the power, authority and responsibility for managing the business and affairs of the Company, including administrative services. The Service Provider acknowledges that any and all actions or services, whether supervisory or ministerial, taken or provided pursuant to this Agreement by the Service Provider shall be subject to the continuous supervision of the Board of Directors of the Company and, to the extent designated by such Board of Directors, the appropriate designated officers of the Company.

     8.     MAINTENANCE OF RECORDS

          The Service Provider agrees to (a) maintain a true and complete set of books and records relating to all transactions under this Agreement and (b) preserve such books and records for the term of this Agreement plus five years thereafter (or such longer period as may be required by applicable Law). The Service Provider shall maintain such books and records and the Transferred Records (as defined in Section 13 below) at the Service Provider's expense and in accordance with prudent standards of insurance recordkeeping and all applicable Laws. The books and records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities (in each case together with their respective representatives) at all reasonable times. The Service Provider shall furnish to the Company (i) at the Service Provider's expense, copies of any books or records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (ii) at the Company's expense, copies of any such books and records for any other reason.

     9.      POWER OF ATTORNEY

          The Company grants to the Service Provider authority in all matters relating to risk management and administration of the Policies to the extent such authority (a) may be granted pursuant to applicable Law and
(b) is reasonably necessary for the Service Provider to provide the Services hereunder. In order to assist and to more fully evidence this authority, the Company hereby nominates, constitutes, and appoints the Service Provider as its attorney-in-fact with respect to the rights, duties, privileges, and obligations of the Company in, to and under the Reinsured Policies, with full power and authority to act in the name, place, and stead of the Company with respect to the Reinsured Policies, including, without limitation, the power, without reservation, to service all Reinsured Policies, to adjust, to defend, to settle, and to pay all claims and benefits, to administer the Separate Accounts, and to take such other and further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement, the Charter Coinsurance Agreement, and the Charter Reinsurance Agreement.

     10.     TERMINATION

          (a) Termination by the Company. The Company may terminate this Agreement immediately, by delivery of written notice to the Service Provider, upon the occurrence of any of the following events:

               (1) The Service Provider pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, state or foreign Law for the relief of debtors, including without limitation any state insolvency or rehabilitation statutes (collectively, "Bankruptcy Laws"):

                    (A)     commences a voluntary case or proceeding;

                    (B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

                    (C) consents to the appointment of a Custodian of it or for all or for a substantial part of its property;

                    (D) makes a general assignment for the benefit of its creditors; or

                    (E) fails to contest any involuntary case or proceeding filed against it within the time period fixed by any applicable rules, and any extensions granted by the court where such involuntary case or proceeding is pending;

               (2) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

                    (A) is for relief against the Service Provider in an involuntary case or proceeding;

                    (B) appoints a custodian of the Service Provider or a custodian for all or for a substantial part of the property of the Service Provider; or

                    (C)     orders the liquidation of the Service Provider;
or

               (3) Failure by the Service Provider to comply with any material provision of this Agreement which has not been corrected within 60 days after written notice thereof is delivered to the Service Provider by the Company.

          (b) Effect of Termination. Upon termination of this Agreement, (i) no party hereto shall be relieved of any liability for any breach of any provision of this Agreement, (ii) any amounts owing hereunder by either party hereto to the other party hereto shall be immediately due and payable (pro-rated for any partial periods), and (iii) all rights and obligations hereunder will terminate except that Sections 8 [maintenance of records], 10(b) [effect of termination], 11 through 14 [indemnification, confidentiality, transfer of records, and notification], and 17 [expenses] hereof will continue to survive any such termination.

     11.     INDEMNIFICATION

     (a) Indemnification by the Company. Subject to the provisions of Sections 11(c) and 11(d) hereof, the Company shall indemnify and hold harmless the Service Provider for any and all monetary damages, charges, losses, deficiencies, liabilities, obligations, costs, fees, and expenses (including, without limitation, reasonable fees and disbursements of counsel incident to the enforcement of rights under Section 11(a) or 11(b) hereof but net of any tax benefit) (collectively, "Damages") resulting from or relating to (i) any breach by the Company of any representation, warranty, covenant or agreement made by the Company in this Agreement or
(ii) the Company's administration of the Policies prior to the Closing
Date.

     (b) Indemnification by the Service Provider. Subject to the provisions of Sections 11(c) and 11(d) hereof, the Service Provider shall indemnify and hold harmless the Company in respect of any and all Damages resulting from or relating to any breach by the Service Provider of any representation, warranty, covenant or agreement made by the Service Provider in this Agreement.

     (c)     Limitations on Indemnification.

          (A) If a person claiming indemnification under this Section (an "Indemnitee") against any person (an "Indemnifying Party") recovers from any third party (including insurers) all or any part of any amount paid to it by an Indemnifying Party pursuant to Section 11(a) or 11(b) hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery, including any taxes and net of any tax benefit resulting from such recovery and payment), but not in excess of any amount previously so paid by the Indemnifying Party. If an Indemnitee recovers from any third party (including insurers) any amount as to which indemnification may be claimed pursuant to Section 11(a) or 11(b) hereof, such Indemnitee will have no right to claim indemnification for such amount from the Indemnifying Party.

          (B) The Indemnitee shall prosecute diligently and in good faith any claim for indemnification with any applicable third party (including insurers) prior to collecting any indemnification payment pursuant to Section 11(a) or 11(b) hereof.

     (d) Notice of Defense of Claims. Promptly after receipt of notice of any claim or Damages for which an Indemnitee seeks indemnification under this Section, such Indemnitee shall give written notice thereof to the Indemnifying Party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party. The notice shall state the information then available regarding the amount and nature of such claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is asserted. If within 30 days after receiving such notice the Indemnifying Party gives written notice to the Indemnitee stating that it intends to defend against such claim or Damages at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the Indemnitee which consent shall not be unreasonably withheld), shall be by the Indemnifying Party and the Indemnitee shall make no payment in respect of such claim or Damages as long as the Indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expenses of one separate counsel for the Indemnitee shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnitee shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Damages with counsel selected by the Indemnitee, and shall have the right to compromise or settle the same exercising reasonable business judgment with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnitee shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnitee so long as such settlement releases the Indemnitee from all liability for or in connection with such action and does not materially and adversely impair the ability of the Indemnitee to carry on its business and does not contain any admission of wrong doing on the part of the Indemnitee.

     (e) Contribution. In order to provide for contribution in circumstances in which the indemnification provided for in this Section is for any reason held to be unavailable from the Service Provider or is insufficient to hold harmless a party indemnified hereunder, the Service Provider, on the one hand, and the Company, on the other hand, shall contribute to the aggregate losses, claims, damages, liabilities and expenses of the nature contemplated by such indemnification provision (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted) to which the Service Provider and the Company may be subject, in such proportion as is appropriate to reflect the relative fault of the Service Provider, on the one hand, and the Company, on the other hand, in connection with the acts, statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Service Provider, on the one hand, and of the Company, on the other hand, shall be determined by reference to, among other things, whether the act, statement or omission relates to acts taken or omitted or information supplied by or not provided by the Service Provider or the Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such act, statement or omission.

          The Service Provider and the Company agree that it would not be just and equitable if contribution pursuant to this Section 16(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above. Notwithstanding the provisions of this Section 16(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended (the "Act")) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          For purposes of this Section 16(d), (A) each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (B) the respective officers, directors, partners, employees, representatives and agents of the Company or any controlling person thereof shall have the same rights to contribution as the Company, and each person, if any, who controls the Service Provider within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Service Provider, subject in each case to the last sentence of the preceding paragraph.

          Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this paragraph, notify such party or parties from whom contribution may be sought, but the failure to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this paragraph or otherwise. No party shall be liable for contribution with respect to any action or claim settled without its prior written consent; provided, however, that such written consent was not unreasonably withheld.

     12.     CONFIDENTIALITY

          Subject to Section 4.13 of the Purchase Agreement, for a period of three years after the date hereof, the Service Provider shall refrain, and shall cause its officers, directors, employees, agents, auditors, counsel, affiliates and other representatives (collectively, "Representatives") to refrain, from directly or indirectly:

     (a) disclosing to any person or entity (other than the Service Provider's Representatives) the terms and conditions of this Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning the Company or its affiliates that the Service Provider prepares, maintains, uses, or receives in connection with the transactions contemplated by this Agreement, unless (i) disclosure is compelled by any court or administrative agency or by other applicable requirements of Law or (ii) such records, files, documents, data, or information can be shown to have been (x) generally available to the public other than as a result of a disclosure by the Service Provider or its Representatives or (y) available to the Service Provider on a non confidential basis from a source other than the Company or the Company's
Representatives, provided that such source is not known by the Service Provider to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Company or another party; or

     (b) using such records, files, documents, data or information for any purpose (including without limitation directly or indirectly competing with the Company or any affiliate thereof) except pursuant to this Agreement.

          Notwithstanding the foregoing, from and after the Closing Date, the Service Provider shall be entitled to use information concerning, derived from, or related to the Business for any lawful purpose in connection with the transaction of the Service Provider's business under the Charter Coinsurance Agreement and the Charter Reinsurance Agreement, provided that the Service Provider shall comply with all Laws applicable to the use of such information (including, without limitation, Laws relating to the use of such information that would otherwise be applicable to the Company as the issuer of the Reinsured Policies).

          For a period of three years after the date hereof, the Company shall refrain, and shall cause its Representatives to refrain, from directly or indirectly:

          (A) disclosing to any person or entity (other than the Company's Representatives) the terms and conditions of this Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning the Service Provider or its affiliates that the Company prepares, maintains, uses, or receives in connection with the transactions contemplated by this Agreement, unless
(i) disclosure is compelled by any court or administrative agency or by other applicable requirements of Law or (ii) such records, files, documents, data, or information can be shown to have been (x) generally available to the public other than as a result of a disclosure by the Company or its Representatives or (y) available to the Company on a non confidential basis from a source other than the Service Provider or the Service Provider's Representatives, provided that such source is not known by the Company to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Service Provider or another party; or

          (B) using such records, files, documents, data or information for any purpose (including without limitation directly or indirectly competing with the Company or any affiliate thereof) except pursuant to this Agreement.

     13.     TRANSFER OF RECORDS

          On the Closing Date or as soon thereafter as the parties shall agree is reasonably practical, the Company shall forward to the Service Provider (at the Service Provider's expense) all reports, records, underwriting files, policy files, claims files and information in any form in its possession relating to the Reinsured Policies (the "Transferred Records"). All of such Transferred Records shall remain the property of the Company or the party on whose behalf the Company is maintaining such records, as applicable. Such Transferred Records shall be available (at their place of keeping) for inspection, examination, and audit by the Company (and its representatives) at all reasonable times. The Service Provider shall provide to the Company (a) at the Service Provider's expense, copies of such Transferred Records as may be reasonably required in connection with the preparation of the Company's financial statements, state and federal income and other tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (b) at the Company's expense, copies of such Transferred Records for any other reason.

     14.     NOTIFICATION

          The Company shall forward promptly to the Service Provider all notices and other written communications received by or served upon the Company relating to the Services or the Reinsured Policies, including, without limitation (a) all inquiries or complaints from state insurance regulators, agents, brokers and insureds and (b) all notices of claims, suits and actions for which the Company receives service of process. The Company shall be entitled to retain copies of all such materials.

          The Service Provider shall forward promptly to the Company copies of all notices and other written communications received by or served upon the Service Provider relating to the Services or the Reinsured Policies including, without limitation (a) all inquiries or complaints from state insurance regulators, agents, brokers and insureds and (b) all notices of claims (excluding routine claim notices), suits and actions for which the Service Provider receives service of process.

     15.     ALTERNATIVE DISPUTE RESOLUTION

          (a) Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this
Section 15, which shall be the sole and exclusive procedures for the resolution of any such disputes.

          (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 30 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include: (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties shall meet at the Company's headquarters, or at such other location as mutually agreed by the parties, at a mutually convenient time, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

          (c) If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days, either party may initiate litigation of the controversy.

          (d) All negotiations, discussions, and communications made or conducted pursuant to the procedures set forth in paragraph (b) above are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any other applicable rules of evidence.


     16.     NOTICE

          Any notice or communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

Service Provider:          Allstate Life Insurance Company
                    3075 Sanders Road, Suite G2H
                    Northbrook, Illinois  60062
                    Attention:  James P. Zils
                    Facsimile No.:  (847) 402-9116
                    with a copy to:

                    Allstate Insurance Company
                    2775 Sanders Road, Suite A8
                    Northbrook, Illinois  60062
                    Attention:  Susan L. Lees
                    Facsimile No.:  (847) 402-0158

Company:               Charter National Life Insurance Company
                    c/o Richard G. Petitt
                    Empire Insurance Group
                    122 Fifth Avenue
                    New York, New York 10011
                    Facsimile No.: (212) 387-2689

                    with a copy to:

                    Leucadia National Corporation
                    315 Park Avenue South
                    New York, New York  10010
                    Attention: Joseph S. Steinberg
                    Telecopy: (212) 598-3245

                    and a copy to:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York  10153
                    Attention:  Stephen E. Jacobs
                    Facsimile No.:  (212) 310-8007

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section shall (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     17.     EXPENSES

          Except as otherwise expressly provided herein, each of the parties hereto shall pay its own costs and expenses in connection with this Agreement and its respective obligations hereunder.

     18.     GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19.     INTEGRATION

          This Agreement (including the Exhibits hereto), together with Purchase Agreement, the Charter Coinsurance Agreement, and the Charter Reinsurance Agreement, contain the entire agreement and understanding between the parties with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written or oral, with respect thereto.

     20.     ASSIGNMENT; BINDING EFFECT

          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party in its sole discretion, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

     21.     AMENDMENT
          This Agreement may only be amended or modified by a written instrument executed on behalf of both parties hereto.

     22.     INDEPENDENT CONTRACTORS

          The Service Provider shall be deemed an independent contractor of the Company for all purposes hereunder. This Agreement shall not be construed to create an employment, partnership, or joint venture relationship between the parties hereto.

     23.     HEADINGS; INTERPRETATION

          The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively; (b) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (c) the term "Section" refers to the specified Section of this Agreement; (d) the term "party" means, on the one hand, the Company, and on the other hand, the Service Provider; and (e) with respect to any party, the term "affiliate" shall include, without limitation, any person or entity that becomes an affiliate of such party after the date of this Agreement.

     24.     REMEDIES

          Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, shall be cumulative and not alternative.

     25.     SEVERABILITY

          If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     26.     COUNTERPARTS
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     27.     NO THIRD PARTY BENEFICIARY

          Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

     28.     GOOD FAITH

          Each party shall act reasonably and in good faith in all matters within the terms of this Agreement. Clerical errors and oversights occasioned in good faith in the administration of the Agreement shall not prejudice any party hereto and shall be rectified appropriately.

     29.     FORCE MAJEURE

          Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any of its responsibilities, in whole or in part, as a result of an act of God, war, civil disturbance, court order, labor dispute, or causes beyond that party's reasonable control including, but not limited to, failures or fluctuation in electric power, heat, light, air conditioning, or telecommunications equipment, and such nonperformance shall not constitute a default.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first set forth above.

                        CHARTER NATIONAL LIFE INSURANCE
                        COMPANY


                        By:
                             Richard G. Petitt,
                             Chairman and Chief Executive Officer



                        ALLSTATE LIFE INSURANCE COMPANY

                        By:
                             James P. Zils
                             Treasurer




                                                       EXHIBIT A

                             SERVICES

The Service Provider shall provide the following services to the Company:

1. Premium Collection. The Service Provider shall bill and collect all premiums due under the Reinsured Policies, return any unearned premiums or other premiums to be refunded, and reconcile amounts paid with returned billing statements or other remittance media. The Service Provider shall update the contract owner master records and all other records to reflect payments received.

2. Premium Auditing. The Service Provider shall audit premium payments with respect to the Reinsured Policies to ensure the accuracy and acceptability of such payments.

3. Records Maintenance. The Service Provider shall maintain applications, policyholder, annuitant, participant, contract owner, premium, and other necessary records, including all computer records, to determine the true and accurate status of the Reinsured Policies. Such records on any Reinsured Policy are and shall remain the property of the Company. The Service Provider shall maintain and preserve records with respect to the Separate Accounts as required by Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the rules promulgated by the National Association of Securities Dealers (the "NASD"). Upon request of the Company or any state or federal regulatory authorities, the Service Provider shall forward a complete copy of any record to the requesting party by overnight delivery.

4. Lapse of Coverage. The Service Provider shall inform policyholders of any lapse in coverage under the Reinsured Policies.

5. Provision of Forms. The Service Provider shall provide, at the Service Provider's own expense, forms and supplies necessary to the performance of the Service Provider's obligations under this Agreement including, without limitation, confirmation statements and issue-related forms, contracts, endorsements, and adoption agreements.

6. Performance of Obligations. The Service Provider shall perform all of the Company's obligations under (i) the participation agreement between the Company and the mutual fund organization in which assets of the Separate Accounts are invested (the "Participation Agreement"), (ii) the Principal Underwriting Agreement to be entered into by the Company and CNL, Inc. pursuant to the Purchase Agreement, and (iii) the Marketing and Solicitation Agreement dated September 30, 1988 by and among Scudder Fund Distributors, Inc., the Company, Charter National Variable Annuities Account and CNL, Inc.

7. Claims Administration. The Service Provider shall administer claims on the Reinsured Policies as appropriate, including the following:

     (a) Reviewing and paying all claims for benefits which the Service Provider's review determines to be qualified for payment in accordance with applicable Reinsured Policy provisions. Any such payments shall be made within the time periods and in the manner prescribed by applicable Law. Each payment made by the Service Provider with respect to claims subject to this Agreement shall, where appropriate, be made in full and final discharge of the obligations of the Company or the Service Provider under the applicable Reinsured Policy with respect to such payment;

     (b) Reviewing and compromising or denying, as is appropriate based on the guidelines of the Company and CNL, Inc. in effect immediately prior to the Effective Time, all claims for benefits which the Service Provider's review determines to be qualified for such denial or compromise, in reliance on applicable Reinsured Policy provisions. In the event of non payment of claims on account of incomplete or insufficient data, the Service Provider shall acknowledge such fact to the claimant by the earlier of (i) ten working days from date of receipt of the claim or (ii) the number of days provided by applicable Law;

     (c) Communicating with claimants with respect to the submission, approval and payment, compromise or denial of claims made under the Reinsured Policies administered under this Agreement;

     (d) Maintaining such files and records as are necessary to enable the Company, at any time, to determine the true and accurate claim experience on the Reinsured Policies. Said files and records on any Reinsured Policy are and shall remain the property of the Company;

     (e) Conforming to the reasonable requirements set by the Company for monthly submission of claims reports; and

     (f) Performing such other claim services as may be reasonably required in connection with the support and administration of the Reinsured Policies.



     (g) Preparing all required Federal tax reports, including without limitation 1099-R, W-2P, W-2 and 5498 for contract owners and beneficiaries as required and distributing the same to contract owners and beneficiaries and appropriate authorities.

     (h) Responding to any requests from plan administrators or trustees for policy information affecting the plan or participants for qualified plans.

     (i) Responding to requests for calculations applicable to annuity payments as may be necessary for tax calculations.

8.     Litigation.

     (a) The Service Provider shall defend and prosecute in a manner consistent with all applicable Law, at its sole cost and expense, all suits, actions and proceedings arising out of underwriting of the Reinsured Policies and claims for benefits thereunder. The Company shall have the right, at its sole cost and expense, to participate in any suit, action or proceeding arising under the Reinsured Policies. Notwithstanding any provision in this Agreement to the contrary, the Service Provider shall have final authority with respect to such defense and prosecution, including any settlement or compromise thereof without the consent of the Company, so long as all amounts for which the Company may be held liable are 100% reinsured under the Charter Coinsurance Agreement or the Charter Reinsurance Agreement and any such settlement or compromise releases the Company from all liability for or in connection with such suit, action or proceeding and does not materially and adversely impair the ability of the Company to carry on its business and does not contain any admission of wrongdoing on the part of the Company.

     (b) As soon as practicable after receipt by the Service Provider of notice or threat of the commencement of any suit, action or proceeding naming the Company as a party, the Service Provider shall provide a copy of all documentation received in respect thereof (with, where appropriate, notation as to time and place of service and the identity of the person served) to the Company. If the Company receives notice or threat of the commencement of any suit, action or proceeding naming the Service Provider as a party, the Company shall promptly deliver all documentation received in respect thereof (with, where appropriate, notation as to time and place of service and the identity of the person served) to the Service Provider. The Company shall have the right, at its sole cost and expense, to examine all files and papers relating to all claims, suits, actions or proceedings arising under the Reinsured Policies, and the Service Provider shall cooperate in such examination and consultation. The parties shall provide each other with a quarterly statement of litigation in progress. The Service Provider shall not file any complaint or initiate any legal proceeding in the name of the Company without the written consent of the Company.

9. Policyholder Services. The Service Provider shall provide general policyholder services to individuals under the Reinsured Policies, including, but not limited to, the following:

     (a) Responding to inquiries with respect to the scope and amounts of coverage provided under the Reinsured Policies;

     (b) Supplying claimants, policyowners and insureds with appropriate instructions and forms for reporting claims and for submitting relevant information;

     (c) Issuing timely reports, statements, and confirmations as required by the Reinsured Policies or the Company's practices in effect immediately prior to the Effective Time;

     (d) Issuing tax reporting forms and other information as required by applicable regulatory rules;

     (e) Processing and recording changes in the Reinsured Policies (such changes may include but are not limited to, (i) changes of ownership, beneficiary, amount of insurance, options under the Reinsured Policies, and
(ii) changes in name, changes in address and changes in other data related to the policyowners and insureds under the Reinsured Policies), reissuances, and transfer requests (i.e., from one subaccount to another);

     (f) Processing policy loans, surrenders, policy conversions and reinstatements;

     (g) Complying with Company guidelines in effect immediately prior to the Effective Time (subject to adjustment as required by applicable Law) with respect to replacements and exchange requests;

     (h) Calculating (on a daily basis) the net asset value and the accumulation unit value of each subaccount of the Separate Accounts that are funding options for the Reinsured Policies in accordance with the provisions of the Reinsured Policies, as well as with the prospectus and statement of additional information disclosure on any day when such calculation is required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     (i) Calculating (on a daily basis) the mortality and expense charges, administrative charges, and cost of insurance in accordance with the provisions of the Reinsured Policies, as well as with the prospectus and statement of additional information disclosure.


     (j) Transmitting orders pursuant to the Participation Agreement for the purchase or redemption of shares in the investment companies in which the assets of the Separate Account are invested to such investment companies or their authorized agents and paying and receiving funds in connection with such purchases or redemptions as required by any applicable agreement.

     (k) Providing all administrative services required in connection with the Third Party Reinsurance Agreements (as defined in the Charter Coinsurance Agreement).

10. Agent Compensation. The Service Provider shall, on behalf of the Company, pay the compensation due from the Company to the agents or brokers of record for the Reinsured Policies as determined pursuant to any agreements under which any payments become due after the Effective Time.

11. Accounting and Reporting Services. With respect to the Reinsured Policies, the Service Provider shall perform all accounting and reporting of direct and ceded premiums, claims and other policyholder disbursements, reserves, policy loans, commissions, and premium tax payments and accruals. Such services shall include all accounting and reporting necessary to provide the Company with all required statutory, regulatory, and GAAP data needed for financial statements and filings and state and federal income and premium tax reporting and filings.

12. Agent Licensing. The Service Provider shall (i) maintain the appointment of all necessary resident/countersignature and other agents used by the Company and (ii) remit compensation to such agents in accordance with the terms and provisions of their agreements with the Company.

13. Actuarial Services. The Service Provider shall provide the Company with the following actuarial services:

     (a) Experience analysis (loss ratios, persistency, mortality, and special studies);

     (b) Calculation of all actuarial reserves and liabilities and other actuarial items necessary to prepare SAP and GAAP financial statements and supporting exhibits and tax filings and schedules;

     (c)     Determination of rate changes;

     (d)     Calculation of tax reserves;

     (e) Preparation of all necessary actuarial opinions, memoranda and/or certifications for annual and quarterly statements;



     (f)     Maintenance of product files on system;

     (g)     Ongoing support, as necessary, to compliance function;

     (h)     Providing responses to state regulators as required;

     (i)     Providing miscellaneous support to policyowner service; and

     (j) Providing the formal actuarial opinions and related reports required by the NAIC Annual Statement blank and other state requirements, the Securities and Exchange Commission (the "SEC"), the NASD, any other regulatory authorities, and external auditors.

14. Compliance Services. The Service Provider shall provide the Company with the following compliance services:

     (a)     Federal and state regulatory review and compliance;

     (b) Subject to the restrictions set forth in Section 2(c) of the Agreement, the development and filing of policy forms, riders, endorsements, and disclosure statements as may be required from time to time by applicable Law;

     (c)     Filing of rate changes, as required;

     (d) Preparation and submission of (and provision of financial data required for) all reports required by the SEC (including without limitation forms N-SAR and 24f-2 Notices), the NASD, and the states (in each case only after review and approval thereof by the Company);

     (e)     Review and approval of customer communications;

     (f)     Coordination of special mailings; and

     (g)     Handling complaints;

          With respect to the Reinsured Policies:

          (i) The Service Provider shall advise the Company of any customer complaint threatening the commencement of legal action or regulatory action or of any inquiry or complaint received from or forwarded by a state insurance department or other government agency, better business bureau or an attorney representing any customer (collectively, a "customer complaint") within 24 hours of receipt, if possible, but in no instance later than five business days after receipt thereof, and shall, if requested by the Company, provide the Company with copies of all pertinent files and correspondence relating thereto.


          (ii) The Service Provider shall be responsible for the investigation and preparation of responses to all customer complaints and regulatory inquiries or complaints, provided that no response to a customer complaint threatening the commencement of legal action or regulatory action or an inquiry or complaint received from or forwarded by a state insurance department or other government agency, better business bureau or any attorney representing any customer shall be sent to said customer, government agency, better business bureau or attorney if the Company promptly notifies the Service Provider that the Company intends to respond to such complaint.

          (iii) Subject to the foregoing, all customer complaints shall be handled in accordance with applicable Law (including without limitation any response time requirements applicable thereto). With respect to each customer complaint, the Service Provider shall use all commercially reasonable efforts to resolve or acknowledge such customer complaint by the fifth business day after receipt thereof (with respect to customer complaints from state insurance departments, other regulatory agencies, or attorneys threatening legal or regulatory action) or by the tenth business day after receipt thereof (with respect to customer complaints from consumers or others). A record of all customer complaints shall be maintained in a log showing the date received, the nature of the complaint, the action taken (if any) and the date of the response.

          (iv) As used herein, a "customer complaint" shall be deemed to include any written communication primarily expressing a grievance against the Company or the Service Provider.

          Notwithstanding the foregoing, with respect to the Variable Policies, all complaints and other grievances shall be handled by the Service Provider in accordance with NASD requirements.

     (h) Drafting and filing registration statements and other SEC related documents, where required, and perform services necessary to meet SEC requirements with respect to any of the Variable Policies. In addition, the Service Provider shall distribute at its expense to policy owners all required prospectuses, post-effective amendments or supplements to the registration statements of the Separate Account or of any underlying funds as well as annual and semi-annual reports.

     (i) Making all filings and obtaining all regulatory approvals required with regard to advertising of the Reinsured Policies, including without limitation all filings and approvals required by applicable Laws and NASD requirements (except to the extent that such services are performed by other entities pursuant to written agreements with the Company).


     (j) Providing regulatory supervision and compliance, to the extent the Reinsurer is legally permitted, as to all servicing functions contemplated by this Agreement.

     (k) Ensuring SEC and NASD compliance for variable contracts, prospectuses, and registration statements including the submission of any required information, conducting annual compliance audits, quarterly complaint reporting, registering and terminating representatives and monitoring continuing education requirements; and

     (l) Monitoring statutes and regulations of the insurance departments in the various states in which the policy owners or Reinsured Policies are located to ensure compliance therewith and to ensure that any actions or communications required by such regulations or statutes are properly made.

     (m) Monitoring the federal securities statutes and the rules, regulations, orders, and interpretations thereunder and the securities statutes and rules, regulations, orders, and interpretations thereunder of the various states in which policy owners or Reinsured Policies are located to ensure compliance therewith and to ensure that any actions or communications required thereby are properly made.

     (n) Monitoring the federal tax and labor statutes and the rules, regulations, orders, and interpretations thereunder and the tax and labor statutes and rules, regulations, orders, and interpretations thereunder of the various states in which policy owners or Reinsured Policies are located to ensure compliance therewith and to ensure that any actions or communications required thereby are properly made.

     (o) Providing such services as the Company may require under its direction in connection with responding to inquiries from the SEC, NASD, NAIC or the insurance or securities departments of the various states in which the policy owners or the Reinsured Policies are located.

15. Data Processing. The Service Provider shall provide all data processing services, software, and facilities necessary to provide the Services.

16. General Services and Oversight. The Service Provider shall provide appropriate management oversight of the financial performance and monitor significant activities relating to the Reinsured Policies, providing appropriate data to the Company in an agreed-upon format, including the following:

     (a) Making all records relating to the Reinsured Policies available to the Company for audit upon reasonable notice and during the regular business hours of the Service Provider. Such records shall include, but not be limited to, federal tax documentation, policyholder records, in-force listings, premium records, claim forms, itemized billings, eligibility documentation, and agent records and files; and

     (b) Performing such other administrative services as may be reasonably required in connection with the support and administration of the Reinsured Policies.

17.  Contract Issue and Underwriting.

     a. The Service Provider shall (i) review each application for a New Policy and (ii) apply the Company's issue and underwriting criteria to such application. Such criteria shall be the issue and underwriting criteria of the Company on the Effective Time, and such criteria may be amended only by mutual written agreement of the Company and the Reinsurer. The Service Provider shall cause to have printed and maintain an adequate supply of forms of Company insurance and annuity contracts that may be issued as New Policies.

     b.     The Service Provider shall (i) prepare contract data pages,
(ii) issue contracts for paid business and (iii) mail such materials to contract owners or agents, as appropriate.

18.  Proxy Processing.

     a. The Service Provider shall receive record date information and proxy solicitation from underlying investment vehicle(s).

     b.     The Service Provider shall prepare proxy ballots.

     c. The Service Provider shall mail solicitation and resolicitations, if necessary.

     d. The Service Provider shall maintain all proxy registers and other required proxy material.





DAFS02...:\30\76830\0137\1170\AGRD177W.08J




Sutherland, Asbill & Brennan, L.L.P.
1275 Pennsylvania Avenue
Washington, D.C. 20004-2404





April 22, 1998

VIA EDGARLINK

Board of Directors
Charter National Life Insurance Company
8301 Maryland Avenue
St. Louis, Missouri 63105

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post -Effective Amendment No. 17 to the registration statement on Form N-4 for Charter National Variable Annuity Account (File No. 33-22925). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

SUTHERLAND, ASBILL & BRENNAN, L.L.P.


BY:____________________________________
   /S/ Stephen E. Roth












April 15, 1998

Board of Directors
Charter National Life Insurance Company
8301 Maryland Avenue
St. Louis, Missouri 63105

Ladies and Gentlemen:

With reference to Post Effective Amendment No. 17 to the Registration Statement on Form N 4, soon to be filed by Charter National Life Insurance Company (the "Company"), and Charter National Variable Annuity Account (the "Account") with the Securities and Exchange Commission covering the registration under the Securities Act of 1933 of certain variable annuity contracts (the "Contracts") to be funded by the Account, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination it is my opinion that:

1. The Company is duly organized and validly existing under the laws of the State of Missouri and has been duly authorized to issue Variable Annuity Contracts by the Department of Insurance of the State of Missouri.

2. The Contracts, when issued after the Post Effective Amendment becomes effective and in the manner contemplated by the Post Effective Amendment, will be, under Missouri law, legally issued and will represent binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Registration Statement.


Sincerely,


/S/
John R. Petrowski
Vice President, General Counsel
  & Corporate Secretary






                      CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Charter National Life Insurance Company



We consent to the inclusion of the following in the Post-Effective Amendment No. 16 to the Registration Statement of the Charter National Variable Annuity Account on Form N-4 (File No. 811-5279 and Registration No. 33-22925):

       - Our report dated March 20, 1998, on our audits of the financial statements of Charter National Variable Annuity Account as of December 31, 1997 and for each of the two years in the period ended December 31, 1997.

       - Our report dated March 20, 1998, on our audits of the consolidated financial statements of Charter National Life Insurance Company and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.

       - Our report dated March 20, 1998, of our audits of the consolidated financial statement schedules of Charter National Life Insurance Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.

       - The reference to our Firm under the caption "Independent
Accountants".

/S/

COOPERS AND LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 22, 1998




                         POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS that each Officer/Director whose signature appears below hereby constitutes and appoints Kathleen A. Urbanowicz and A. Sales Miller of Charter National Life Insurance Company, and each of them (with power to each of them to act alone), as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements on Form S-6, (File No. 33-3446), Form N-4, (File No. 33-16482) and Form N-4, (File No. 33-22925) filed under the Securities Act of 1933 and the Investment Company Act of 1940, and to file all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or a substitute or substitutes, may or shall lawfully do or cause to be done by virtue hereof.

Signature               Date            Signature               Date

______________________  2/23/98         ______________________  2/23/98
/S/Richard G. Petitt                    /S/Ian M. Cumming


______________________  2/23/98         ______________________  2/23/98
/S/Mark Hornstein                       /S/James Jordan


______________________  2/23/98         ______________________  2/23/98
/S/Jesse C. Nichols III                 /S/Joseph A. Orlando


______________________  2/23/98         ______________________  2/23/98
/S/John R. Petrowski                    /S/Joseph S. Steinberg


______________________  2/23/98         ______________________  2/23/98
/S/John Burns                           /S/Barbara Lowenthal


______________________  2/23/98         ______________________  2/23/98
/S/Timothy C. Sentner                   /S/Laura Ulbrandt